As filed with the Securities and Exchange Commission on April 21, 2008

File No: 333-149413

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SMG INDIUM RESOURCES LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1090	51-0662991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

103 Carnegie Center, Suite 101
Princeton, New Jersey 08540
(609) 987-8437

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ailon Z. Grushkin, President
103 Carnegie Center, Suite 101
Princeton, New Jersey 08540
(609) 987-8437

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Barry I. Grossman, Esq. Chris E. Celano, Esq. Christopher D. Seamster, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile	Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500 (973) 597-2400 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Unit(1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one Warrant(2)	12,650,000 Units	$5.00	$63,250,000	$2,485.73
Shares of Common Stock included as part of the Units(2)	12,650,000 Shares	—	—	—	(3)
Warrants included as part of the Units(2)	12,650,000 Warrants	—	—	—	(3)
Shares of Common Stock underlying the Warrants included in the Units(4)	12,650,000 Shares	$6.00	$75,900,000	$2,982.87
Representative's Unit Purchase Option	1	$100	$100	—	(3)
Units underlying the Representative's Unit Purchase Option (“Representative's Units”)(4)	550,000 Units	$5.50	$3,025,000	$118.88
Shares of Common Stock included as part of the Representative's Units(4)	550,000 Shares	—	—	—	(3)
Warrants included as part of the Representative's Units(4)	550,000 Warrants	—	—	—	(3)
Shares of Common Stock underlying the Warrants included in the Representative's Units(4)	550,000 Shares	$6.60	$3,630,000	$142.66
Total			$145,805,100	$5,730.14	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,650,000 units, and 1,650,000 shares of common stock and 1,650,000 warrants underlying such units, which may be issued on exercise of a 45-day option granted to the underwriters to cover over allotments, if any.
(3)	No registration fee required pursuant to Rule 457(g) of the Securities Act.
(4)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(5)	Amount previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 21, 2008

SMG INDIUM RESOURCES LTD.

11,000,000 Units

This is an initial public offering of our securities. Each unit has an offering price of $5.00 and consists of:

•	one share of our common stock; and
•	one warrant.

Each warrant entitles the holder to purchase one share of our common stock at a price of $6.00. Each warrant will become exercisable upon the effectiveness of the registration statement, and will expire on , 2011 [three years from the effective date of the registration statement], or earlier upon redemption.

We have granted Maxim Group LLC, the representative of the underwriters, a 45-day option to purchase up to 1,650,000 additional units solely to cover over-allotments, if any (over and above the 11,000,000 units referred to above).

There is presently no public market for our units, common stock or warrants. We intend to apply for each of the units, common stock and warrants to be listed on the American Stock Exchange under the symbols ___.U, ___ and ___.WS, respectively, and we anticipate that the units will trade on the American Stock Exchange promptly after the effective date of the registration statement. Initially, only the units will trade. Each of the common stock and warrants may trade separately beginning on the 90th day after the effective date of the registration statement unless Maxim Group LLC determines that an earlier date is acceptable, based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular. We cannot assure you, however, that any such securities will continue to be listed on the American Stock Exchange. In no event will Maxim Group LLC permit separate trading of the common stock and warrants until the business day following the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full.

We will enter into a Management Services Agreement with Specialty Metals Group Advisors LLC (“Manager”) prior to the consummation of this offering. As of the date of this prospectus, neither we nor our Managers described herein has purchased indium. The price of indium is volatile. In the past six years, the price of indium has ranged from as low as $70 per kilogram to as high as $1,070 per kilogram. On April 2, 2008, the price of indium was quoted by Metal Bulletin on Bloomberg LP at $515 per kilogram.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total Proceeds
Public offering price	$5.00	$55,000,000
Underwriting discounts and commissions(1)	$0.25	$2,750,000
Proceeds to us (before expenses)(2)	$4.75	$52,250,000

(1)	Does not include a corporate finance fee in the amount of 1.0% of the gross proceeds, or $.05 per unit ($550,000 in total) payable to Maxim Group LLC.
(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $425,812.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering the units for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in the offering on or about [•], 2008.

Maxim Group LLC
Sole Bookrunner

The date of this prospectus is                __, 2008

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included in this prospectus, before investing.

Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to SMG Indium Resources Ltd. In addition, unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Unless otherwise stated in this prospectus, references to “Manager” refer to Specialty Metals Group Advisors LLC.

Overview

SMG Indium Resources Ltd. was formed to purchase and stockpile the metal indium. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. We plan to achieve long-term appreciation in the value of our indium stockpile primarily through price appreciation of the physical metal. Although the price of indium has declined substantially since 2005, it is our belief that the long-term industry prospects for indium are attractive and over time the price of the metal will appreciate. To our knowledge, there currently is no way for potential stockholders to participate in the appreciation of indium unless they take physical delivery of the metal themselves. Our structure provides an easy and efficient mechanism by which a potential stockholder may benefit from the appreciation in the price of indium. Our indium will be physically stored in third-party facilities. Our Manager will use its best effort to fully insure the stockpile. There will be no custodial services provided by the third party storage facilities that we contract with. While it is not our current intention to do so in the short term, at our discretion, we may subsequently lease, lend or sell some or all of our indium stockpile based on market conditions. Our shareholders will have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine and process indium.

We intend to utilize at least 85.0% of the net proceeds of this offering to purchase and stockpile indium.

Indium is an essential raw material for a number of consumer electronics applications. The primary commercial application of indium is in coatings for the flat panel display (“FPD”) industry and in the Liquid Crystal Display industry (“LCD”) on electronic devices such as television sets, computers, cell phones and digital cameras. Indium is also increasingly being used as a crucial raw material in the solar energy industry where it is mainly used for high-efficiency photovoltaic cells in the form of thin-film photovoltaic. Other uses of Indium are in electrical components, alloys and solders.

We were incorporated pursuant to the laws of Delaware on January 7, 2008. On April 2, 2008, we changed our name from Specialty Metals Group Indium Corp. to SMG Indium Resources Ltd. Our principal office is located at 103 Carnegie Center — Suite 101, Princeton, New Jersey 08540.

THE OFFERING

Securities offered
11,000,000 units, at $5.00 per unit, each unit consisting of:
• one share of common stock; and
• one warrant.
Common stock:
Number outstanding before this offering
90,000 shares
Number to be outstanding after this offering
11,090,000 shares
Warrants:
Number outstanding before this offering
0 warrants
Number to be outstanding after this offering
11,000,000 warrants
Exercisability
Each warrant is exercisable for one share of common stock.
Exercise price
$6.00
The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.
Exercise period
The warrants will become exercisable immediately upon the effectiveness of the registration statement.
The warrants will expire at 5:00 p.m., New York City time, on [ ], 2011 [three years from the effective date of the registration statement] or earlier upon redemption.
Redemption
We may redeem the outstanding warrants at any time after [ ], 2008 [six months from the effective date of the registration statement]:
• in whole and not in part,
• at a price of $0.01 per warrant at any time after the warrants become exercisable,
• upon a minimum of 30 days’ prior written notice of redemption, and

•

if, and only if, the last sales price of our common stock equals or exceeds $9.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

In addition, we may not redeem the warrants unless the warrants comprising the units sold in this offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption.
If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise their warrants prior to the date scheduled for redemption.
The redemption provisions for our warrants have been established at a price which is intended to provide the warrant holders with a premium in the market price as compared to the initial exercise price. There can be no assurance, however, that the price of the common stock will exceed either the redemption price of $9.00 or the warrant exercise price of $6.00 after we call the warrants for redemption.
Proposed AMEX symbols for our:
Units
“___.U”
Common stock
“___”
Warrants
“___.WS”
Management
We will enter into a Management Services Agreement with our Manager prior to the consummation of this offering. Pursuant to the Management Services Agreement, the Manager will be responsible for: (i) the purchase and sale of indium, (ii) submission of written reports detailing the delivery and payment particulars regarding each purchase and sale to our Board of Directors, (iii) arrange for the storage of indium and prepare a monthly report on the net asset value of our common stock, (iv) prepare regulatory filing materials, reports to our stockholders and other reports to our Board of Directors and (v) generally manage our business and affairs.
The Management Services Agreement will have an initial term of five years with options to renew such Management Services Agreement on terms mutually acceptable to each party and may be terminated by either party upon 90 days prior written notice. We shall be responsible for paying all costs and expenses incurred in connection with the business, except those expressly assumed by the Manager. We shall pay the Manager a fee equal to 2.0% per annum of our net asset value, which fee shall be paid monthly. The members of Specialty Metals Group Advisors LLC are as follows: Ailon Z. Grushkin, our President; Richard A. Biele, our Chief Operating Officer; and Alan Benjamin, our Chairman and Chief Executive Officer. Specialty Metals Group Advisors LLC is managed by Ailon Z. Grushkin.

Pursuant to the Management Services Agreement, the Manager may purchase up to $500,000 worth of indium prior to the completion of this offering in order to: (i) purchase and stockpile indium at current prices, which the Manager and the Company believe to be favorable; and (ii) facilitate relationships with indium suppliers and storage facilities. The Manager will agree to sell to us any indium purchased by it at the same price as the Manager paid for such indium.

Unless otherwise indicated, the information in this prospectus:

•	Assumes no exercise of the underwriters’ over-allotment option to purchase 1,650,000 units or the underwriters’ unit purchase option to purchase 550,000 units;
•	Excludes 45,000 shares issuable upon the exercise of options outstanding as of April 1, 2008 at a weighted average exercise price of $4.50 per share. The exercise of these options is subject to the completion of this offering;
•	Excludes 285,000 shares available for future grant under the 2008 Long-Term Incentive Compensation Plan; and
•	Excludes shares of common stock underlying the warrants issued in this offering as part of the units.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	January 31, 2008
	Actual	Pro Forma
Balance Sheet Data:
Cash	$9,932	$7,692,409
Funds available for indium purchases	$0	$43,590,317
Total assets	$84,932	$51,282,726
Total liabilities	$76,394	$0
Stockholders’ equity	$8,538	$51,282,726

The “pro forma” information gives effect to the sale of the 11,000,000 units we are offering at an initial offering price of $5.00 per unit (other than pursuant to the underwriters’ over-allotment option), including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities to be made.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to invest in our units. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of the following risks occur, our business, financial conditions or results of operating may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Specific to Our Business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have any operations or an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire and stockpile indium. We will not generate any revenues or income until, at the earliest, after leasing, lending or selling some or all of the indium that we acquire with the proceeds from this offering.

Our ability to continue as a going concern is dependent on us raising funds in this offering.

We have no present revenue and will not generate any revenue until, at the earliest, after the sale, lease, or lending of indium that we acquire with the offering proceeds. We have a limited amount of available cash and working capital. The report of our independent registered public accountants on our financial statements includes an explanatory paragraph referring to conditions that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from our inability to consummate this offering or our ability to continue as a going concern.

We have an unproven business model and it is uncertain whether the purchase, lease, lending and sale of indium will generate sufficient revenues for us to survive.

Our model for conducting business and generating revenues is still new and unproven. Our business model depends upon our ability to generate revenue streams from the purchasing, leasing, lending and selling indium. It is uncertain whether the purchase, lease, lending and sale of indium can generate sufficient revenues for us to survive. Accordingly, we are not certain that our business model will be viable or that we can sustain revenue growth or be profitable.

Our operating results are subject to fluctuation in the price of indium and other expenses.

Our activities almost entirely will involve purchasing and stockpiling the metal indium. Therefore, the principal factors affecting the price of our securities are factors which affect the price of indium and are thus beyond our control. We may engage in leasing or lending involving our indium, so the value of our securities will depend upon, and typically fluctuate with, fluctuations in the price of indium. The market prices of indium are affected by rates of reclaiming and recycling of indium, rates of production of indium from mining, demand from end users of indium and indium-tin-oxide, and may be affected by a variety of unpredictable international economic, monetary and political considerations.

Macroeconomic considerations that may affect the price of indium include expectations of future rates of inflation, the strength of, and confidence in, the U.S. dollar, the currency in which the price of indium is generally quoted, and other currencies, interest rates, and global or regional economic events. In addition to changes in production costs, shifts in political and economic conditions affecting indium producing countries may have a direct impact on their sales of indium. The fluctuation of the prices of indium is illustrated by the following table, which sets forth, for the periods indicated, the highs and lows of the spot price for indium:

	2000	Spot Indium Prices (1) (U.S.$/KG)		2003	2004	2005	2006	2007	April 2008
		2001	2002
Spot
High	190	130	110	330	910	1070	1025	750	590
Low	110	90	70	80	305	800	680	510	440

(1)	Source: Metal Bulletin from Bloomberg L.P.

Investors may face difficulty accessing the quoted price for indium on a daily, weekly or monthly basis, which may negatively impact investor's ability to assess the value of their investment.

Indium's price per kilogram is infrequently quoted and investors may have to pay for subscriptions to various data service providers to access such information. We intend to make arrangements with a service provider to obtain a weekly quotation and make such information available, for free, on our website. In the event we cannot obtain permission from one of the various service providers to post their quotes, we intend to post a short discussion of the weekly price range of indium on our website at www.smg-indium.com.

We address a new market which may not develop as we predict or in a way that will justify our purchase of indium.

There is no public market for the sale of indium. Since indium is a byproduct of zinc mining, the supply does not vary directly with market price. Primary indium production increases only if zinc miners increase zinc production. We may not, and our Manager may not, be able to acquire indium, or once acquired, lease, lend or sell indium for a number of years. The pool of potential purchasers and sellers is limited and each transaction may require the negotiation of specific provisions. Accordingly, a purchase or sell cycle may take several years to complete. In addition, the supply of indium is limited. World refinery production of indium was estimated at 500 metric tons in 2005, 580 metric tons in 2006, and 510 metric tons in 2007. Displaybank, a display market research institute, expects the total sales of indium to be approximately $533 million in 2007. Based on the spot indium price of $515 per kilogram on January 30, 2008, we would need to purchase 85 metric tons to utilize 85.0% of the net proceeds of this offering. We may experience additional difficulties purchasing indium in the event that we are a significant buyer. The inability to purchase and sell on a timely basis in sufficient quantities could have a material adverse effect on the share price of our common stock.

Approximately 50% of the world’s refined indium production is controlled by China, which may adversely affect our ability to purchase indium.

China controls over 50% of the world’s refined indium production. There are a number of major producers in China, but also numerous smaller producers, relying on purchasing the concentrates, or unrefined ore, from the larger base-metal refiners. China produces approximately 250 to 350 metric tons of indium per year. The Chinese government restricts 99.9% purity indium’s export with taxes. In October 2007, The Ministry of Commerce issued a quota allowing China to export 240 tons of indium in 2008. On September 28, 2007, Metal Bulletin PLC reported that several traders and producers in China were expected to leave the indium business after Beijing awarded export permits for 168 tons of the minor metal to only 20 companies. Most of China’s indium output is exported, with domestic demand unable to sustain production. These factors may affect the availability of indium and our ability to purchase indium in a timely manner or even at all.

Any disruptions in the mining of Zinc would have a direct impact on the production and availability of indium, which may adversely affect our ability to purchase indium.

Indium is a byproduct of zinc mining. Zinc mines by their nature are subject to many operational risks and factors that are completely outside of our control and could impact our business, operating results and ability to purchase indium.

These operational risks and factors include, but are not limited to:

•	unanticipated ground and water conditions and adverse claims to water rights;
•	geological problems, including earthquakes and other natural disasters;
•	metallurgical and other processing problems;
•	lower than expected ore grades or recovery rates;
•	accidents;
•	delays in the receipt of or failure to receive necessary government permits;
•	the results of litigation, including appeals of agency decisions;
•	uncertainty of exploration and development;
•	delays in transportation;
•	labor disputes;
•	inability to obtain satisfactory insurance coverage;
•	unavailability of materials and equipment;
•	the failure of equipment or processes to operate in accordance with specifications or expectations; and
•	the results of financing efforts and financial market conditions.

Information regarding the indium market is not readily available and there is no data provided by industry participants with regards to exclusive long-term purchase or supply agreements. This may adversely affect our ability to purchase and stockpile indium in a timely manner.

Industry producers, recyclers, secondary fabs, and end users do not reveal industry data quantifying the amount of indium purchased or sold under long-term exclusive supply contracts. If long-term exclusive contracts exist, this may hinder our ability to procure sufficient quantities of indium on a timely basis or even at all. Since information regarding the indium market is not readily available we may not be able to determine if certain suppliers have long-term supply contracts with other parties, which may adversely affect our ability to obtain indium from such supplier.

We may suffer from losses as a result of our ability to obtain insurance to cover loss or theft of our inventory.

We expect to store our inventory at third-party facilities and will expect that the third-party facilities will maintain an adequate level of insurance to protect us from loss due to theft, damage or other events. We may, in the alternative, seek our own insurance coverage for such potential losses. We may not be able to obtain such insurance, or that the level of coverage will keep us fully insured due to the fluctuating value of indium. Further, the cost of such insurance may impact our operating expenses, whether obtained by us or through the third-party facility.

We may need to raise additional capital and may encounter unforeseen costs. If the terms on which the additional capital is available are unsatisfactory or if the additional capital is not available at all, we may not be able to pursue our objective and strategy.

Our expenses will be funded from cash on hand from the proceeds of the offering not otherwise utilized for the purchase of indium. Once such cash available has been expended, we will be required to generate cash resources from the sale or leasing and lending of indium, debt incurrence or the sale of additional equity securities. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance and the value of indium. We may not be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If additional financing is raised by the issuance of common stock you may suffer additional dilution and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue our operations, grow our business or take advantage of opportunities in connection with the operation of our business.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933 with respect to the common stock issuable upon exercise of the warrants, we may redeem the warrants issued as a part of our units at any time after six months following the effective date of this prospectus in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $9.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants comprising the units sold in this offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We expect most purchasers of our warrants will hold their securities through one or more intermediaries and consequently you are unlikely to receive notice directly from us that the warrants are being redeemed. If you fail to receive notice of redemption from a third party and your warrants are redeemed for nominal value, you will not have recourse to us.

We are required to use our best efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the warrants at the time that our warrant holders exercise their warrants. We cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our warrants.

Holders of our warrants will be able to exercise the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective and (ii) such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. We will undertake in the underwriting agreement to be executed between us and the underwriters, and therefore will have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares of common stock underlying the warrants following completion of this offering to the extent required by federal securities laws, and we intend to comply with our undertaking. We may not be able to comply with such undertaking. In addition, we will agree to use our reasonable efforts to register the shares of common stock underlying the warrants under the blue sky laws of the states of residence of the existing warrant holders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares of common stock underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

We depend upon our senior management and their loss or unavailability could put us at a competitive disadvantage.

We currently depend upon the efforts and abilities of our senior executives, particularly Ailon Grushkin, our President, Richard Biele, our Chief Operating Officer, and Alan Benjamin, our Chairman and Chief Executive Officer, each of whom is also a member of our Manager. The loss or unavailability of particularly the services of any of these individuals for any significant period of time would have a material adverse effect on our business, prospects, financial condition and results of operations. We expect to have in place a key-person life insurance with respect to the loss of services of Ailon Grushkin in the amount of $1 million upon the effective date of this offering.

We will depend on our Manager and the loss of our Manager could have a material adverse impact on our business.

Our Manager may terminate the Management Services Agreement after the initial term in accordance with the terms thereof. We may not be able to readily secure similar services as those to be provided under the Management Services Agreement and our operations will therefore be adversely affected if our Management Services Agreement is terminated.

Members of our Board of Directors have not worked together as a group for a significant period of time and they each have only some or no experience as a director of a public company. As a result, they may not be able to effectively manage our business.

Our Board of Directors consists of three executive directors and two independent directors. None of our current independent directors have experience as a director of a public company. As a result, our board of directors will lack a history of working together as a group and currently lacks significant experience in operating a public company. The lack of shared experience and lack of significant experience of our Board of Directors in operating a public company could have an adverse effect on its ability to quickly and efficiently respond to problems and effectively manage our business and deal effectively with the issues surrounding the operation of a public company.

Possible conflict of interests between our directors and officers could affect our business.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. Our executive officers and directors are currently employed by other entities and are not obligated to devote any specific number of hours to our affairs. If other entities require them to devote more substantial amounts of time to their business and affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our operations. These conflicts may not be resolved in our favor. For a discussion of potential conflicts of interest that you should be aware of see the section below entitled “Management — Conflicts of Interest”.

We will depend upon third parties to provide us with warehousing services, and system failures or other problems at these other companies could cause us to lose customers and revenues.

We will initially store indium in secure facilities owned and operated by third party warehousing providers. If we are unable to continue to rely on third parties to provide us with these services and warehousing space in a timely fashion or if these services or warehousing space become impaired, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition or other system failures, or if we face competition for these services, or for any other reason, we would not be able, at least temporarily, to store or acquire indium. We also may be unable to engage alternative warehousing services on a timely basis.

We may lease some of the indium that we acquire and the inability of a lessee to return to us equivalent indium or the dollar amount of the indium so leased would have a material adverse effect on the share price of our common stock.

We may engage in leasing indium from time to time. We will physically deliver indium to the lessee. At the end of the lease term, the lessee will return equivalent physical indium to us and pay us a fee based upon the value of the metal leased and the time duration of the lease. The lease obligation will not be collateralized and we will therefore assume credit risk based on the lessee’s ability to eventually deliver back to us equivalent indium or at the very least, pay us back the dollar value of the indium it leased. If the lessee is unable to return to us equivalent indium or the dollar amount of the indium so leased, such loss would have a material adverse effect on the share price of our common stock.

Potential additional regulation of the purchase, sale or storage of indium may adversely affect our operations and may increase our costs.

We may be affected by changes in regulatory requirements, customs, duties or other taxes regarding indium. Such changes could, depending on their nature, adversely affect us.

We may distribute unused proceeds of this offering to our stockholders as a return of capital and in such event our stock price may decrease in order to reflect the lower net asset value of our supply of indium.

If the Manager has not, within 18 months after the closing of the offering, purchased indium in sufficient quantity to utilize at least 50% of the net proceeds of this offering that have been allocated for the purchase of indium, our Board of Directors will have the discretion to distribute such unused proceeds to our stockholders as a return of capital. Any such distributions will lower the amount of cash available to purchase additional indium which will, in turn, lower the net asset value of our supply of indium. Such decision by our Board of Directors to distribute the unused proceeds to the stockholders may be based on numerous industry factors, including, but not limited to, (i) whether or not we have entered into any long-term supply contracts with suppliers; or (ii) other factors affecting market conditions at that time. In the event such proceeds are returned to the stockholders, the stockholders may not recover their initial investment due to the fact that a portion of such proceeds will be used to pay expenses regarding this offering and other operational fees and expenses. The proceeds raised in this offering will not be placed in an escrow account.

Recycling of indium has increased in recent years which may reduce the demand for newly refined indium.

The recycling of indium has increased in recent years. The indium recycling market is now larger than primary refinery production. If recycling activity continues to grow and becomes more efficient, this may adversely impact the price of indium and therefore the value of our stock.

We may not be able to stockpile indium in a timely manner if we cannot purchase indium from recyclers.

There is little firm data provided by any of the indium recyclers. We do not expect that we will be able to purchase any indium directly from the recycling market. This will operate to limit our purchases of indium to the primary refinery market, which is smaller than the recycled market. This may impact our ability to stockpile indium in a timely manner.

Due to our size and the illiquid nature of the indium market, we may have a direct impact on the price of indium.

We may have a direct impact on the price of indium. Due to our size and the illiquid nature of the indium market, we may inadvertently push prices up when deploying our cash to build our stockpile or conversely negatively impact the price of indium when and if we sell indium from our stockpile. This could have a substantial negative impact on our NAV and would be expected to cause a decrease in our stock price.

Technological obsolescence may reduce demand for indium which would adversely impact our NAV and our stock price.

It is possible that the next generation TV or portable device market (PDA) screens may render the use of indium-tin-oxide as obsolete. Considering 84% of indium demand currently comes from the flat panel display (FPD) market, this would drastically reduce demand for indium and cause a precipitous drop in the price of indium. This would have a substantially negative impact on our NAV and our stock price.

It will take time to acquire our supply of indium and during such time the price of indium will fluctuate.

It may take us several years to purchase our stockpile of indium. The price we pay for 99.9% purity indium will fluctuate with the spot price of indium. We will therefore not be able to purchase indium all at one price and our future purchases will be subject to price fluctuations.

Our Manager will not be responsible for conducting any chemical assays or other tests designed to verify that such indium meets the 99.9% purity requirements referred to in our prospectus. If the indium purchased is below spec grade of 99.9% purity, the value of our indium stockpile will be worth less than stated.

Our Manager will be responsible for conducting limited inspections of the indium delivered to us. Our Manager will not be responsible for conducting any chemical assays or other tests designed to verify that such indium meets the 99.9% purity requirements referred to in our prospectus. Our Manager will rely on the good faith of its suppliers to provide indium that meets our requirements. If the indium purchased is below spec grade of 99.9% purity, the value of our indium stockpile will be worth less than stated, we would therefore incur a write down, which would negatively impact the NAV of our company and harm our reputation. If indium is purchased, leased or loaned with a third-party supplier that is not known to be a regular industry supplier, our Manager, at its discretion, may hire, at our expense, an independent lab to perform random assay tests using glow-discharge mass spectrometry (GDMS) to verify the purity of the indium. The Manager anticipates purchasing indium with a minimum purity of 99.9% from reliable industry sources. It is possible that the indium stockpile will contain ingots of a purity level below 99.9%. This would decrease our NAV and negatively impact our share price.

The substitution of other materials for indium may decrease demand for indium and adversely affect the price of indium and our stock price.

Indium has substitutes in many, perhaps most, of its uses. Silicon has largely replaced indium in transistors. Gallium can be used in some applications as a substitute for indium in several alloys. In glass-coating applications, silver-zinc oxides or tin-oxides can be used. Zinc-tin oxides can be used in LCDs. Another possible substitute for indium glass coating is transparent carbon nanotubes. Indium phosphide can be substituted by gallium arsenide in solar cells and in many semiconductor applications. Hafnium can replace indium alloys in nuclear reactor control rods. The substitutions of such materials for indium may decrease the demand for indium, thereby lowering the price for indium and our stock.

Our stockpile of indium may decrease over time due to sales of indium necessary to pay the Company’s annual expenses. Without increases in the price of indium sufficient to compensate for such decreases, the price of our stock and our NAV may also decline.

The quantity of indium held in our stockpile may decrease over time due to sales of indium necessary to pay our annual expenses. Without increases in the price of indium sufficient to compensate for that decrease, the price of our stock and our NAV will decline. Since we do not have any income, we need to sell indium to cover our yearly operating expenses. We may also be subject to other liabilities (for example, as a result of litigation) which have not been calculated into our business plan. The only source of funds to cover those liabilities will be sales of indium held in our stockpile.

Assuming we are able to utilize 85.0% of the net proceeds to purchase its stockpile of indium at $515 per kilogram, the price of indium would need to increase approximately 12.4% within 12 months to offset the depreciation in our NAV associated with initial offering expenses of $3,725,812 and annual operating expenses of $1,675,000. The price of indium would need to increase approximately 16.3% within 24 months or 8.2% on average per annum to offset the depreciation in our NAV due to the expenses listed above. The price of indium would need to increase approximately 20.0% within 36 months or 6.7% on average per annum to offset the depreciation in our NAV due to the expenses listed above.

An increase in our annual operating expenses, or the existence of unexpected liabilities affecting us without any additional capital raising activities, will force us to sell larger amounts of our indium stockpile, and will result in a more rapid decrease in our NAV.

We will rely on a limited number of potential suppliers and purchasers of indium.

The indium market is illiquid and considered small compared to the base metals. There are a limited amount of suppliers and purchasers of indium. If new companies are formed to purchase and stockpile indium, this would adversely affect our ability to procure sufficient quantities of indium on a timely basis or even at all.

Relying on a limited number of potential suppliers of indium and potential customers who purchase indium could make it difficult to: (1) buy and sell indium in a timely manner, (2) negatively influence market prices by potentially having to sell indium to cover our operating expenses, or (3) drive up market prices if we are a large purchaser of indium and there is an indium shortage. The limited number of industry participants could result in our inability to fulfill our business plan described in this prospectus. As of March 31, 2008, we have had limited discussions with potential suppliers of indium and no contracts or negotiations have been entered into with any suppliers or purchasers of indium.

Potential recessionary economic conditions may decrease demand for indium based products and therefore adversely affect the price of indium and lower our NAV and stock price.

There is a direct correlation between the price of indium and the NAV of our company. Potential recessionary economic conditions in the United States and/or globally could result in decreased demand for the products that are manufactured using indium, such as FPDs, liquid crystal displays, and PDAs. This could cause the price of indium to drop and reduce our NAV, negatively affecting our stock price.

The Manager might have a conflict of interest insofar as the management fee to be paid by us to our Manager will increase as we sell more stock in subsequent offerings thereby increasing the NAV of the indium stockpile on which the management fee is based.

The management fee to be paid by us to the Manager is dependent on our NAV. Therefore, if we raise additional capital, we will have more cash available for the purchase of indium. In making the decision to raise additional capital and negotiate the terms of future offerings, there is a risk that the Manager may value its own interest in the management fee more than the interests of our public stockholders, resulting in a conflict of interest, which may not necessarily be resolved in the best interests of our public stockholders (including that it may be more likely that we conclude to pursue subsequent issuances of stock and increase our stockpile of Indium, and therefore make an effort to increase our NAV).

If our NAV substantially decreases, the Manager may have an increased incentive to liquidate our stockpile and return the proceeds to the stockholders.

Pursuant to the Management Services Agreement, our Manager is entitled to a 2.0% management fee per annum based on our NAV. There is a direct correlation between the management fee and our NAV. Since some members of our Board of Directors are also members of our Manager, our Board of Directors may elect to liquidate our business in the event there is a substantial reduction to our NAV in accordance with the Manager’s wishes. Such liquidation may occur at an inopportune time when the disposition of indium could result in a loss to our stockholders.

Our officers and directors have limited experience in purchasing, selling, storing, leasing, and lending minor metals.

Our officers and directors have only limited experience in purchasing, selling, storing, leasing, and lending minor metals. None of our officers or directors have experience purchasing, selling and storing the metal indium. Our Chief Executive Officer has extensive experience purchasing, selling, storing, leasing and lending precious metals, minor metals, base metals, non-exchange metals and illiquid metals. As a result they may not be able to effectively manage our business.

Stockholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936 (“Commodity Exchange Act” or “CEA”).

We are not registered as an investment company under the Investment Company Act of 1940 and are not required to register under such act. Consequently, stockholders will not have the regulatory protections provided to investors in investment companies. We will not hold or trade in commodity futures contracts regulated by the CEA, as administered by the Commodity Futures Trading Commission. Furthermore, we are not a commodity pool for purposes of the CEA, and neither we nor the Manager is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with our securities. Consequently, stockholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

Geopolitical and International Risks

International and political events could adversely affect our results of operations and financial condition.

A significant portion of our revenue may be derived from non-United States operations and our indium will be warehoused at locations outside the United States, which exposes us to risks inherent in doing business in each of the countries in which we transact business. The occurrence of any of the risks described below could have a material adverse effect on our results of operations and financial condition.

Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of our assets in that country;
•	political and economic instability;
•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;
•	natural disasters, including those related to earthquakes and flooding;
•	inflation;
•	currency fluctuations, devaluations, and conversion restrictions;
•	confiscatory taxation or other adverse tax policies;
•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;
•	governmental activities that may result in the deprivation of contract rights; and
•	governmental activities that may result in the inability to obtain or retain licenses required for operation.

Military action, other armed conflicts, or terrorist attacks could limit or disrupt markets and our operations.

Military action in Iraq, military tension involving North Korea and Iran, as well as the terrorist attacks of September 11, 2001 and subsequent terrorist attacks, threats of attacks, and unrest, have caused instability or uncertainty in the world's financial and commercial markets and have significantly increased political and economic instability in some of the geographic areas in which we may operate. Acts of terrorism and threats of armed conflicts in or around various areas in which we may operate, could limit or disrupt markets and our operations, including disruptions resulting from the evacuation of personnel, cancellation of contracts, or the loss of personnel or assets.

Such events may cause further disruption to financial and commercial markets and may generate greater political and economic instability in some of the geographic areas in which we may operate. In addition, any possible reprisals as a consequence of the war and ongoing military action in Iraq, such as acts of terrorism in the United States or elsewhere, could materially and adversely affect us in ways we cannot predict at this time.

Income taxes could adversely affect our operations.

We may have operations in countries other than the United States. Consequently, we could be subject to the jurisdiction of a significant number of taxing authorities. The income earned in these various jurisdictions is taxed on differing bases, including net income actually earned, net income deemed earned, and revenue-based tax withholding. The final determination of our tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction, as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in the operating environment, including changes in tax law and currency/repatriation controls, could impact the determination of our tax liabilities for a tax year.

Foreign exchange and currency risks could adversely affect our revenues and operating expenses.

A portion of our revenue and operating expenses may be in foreign currencies. As a result, we would be subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls; and
•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

We may conduct business in countries that have nontraded or “soft” currencies which, because of their restricted or limited trading markets, may be more difficult to exchange for “hard” currency. We may accumulate cash in soft currencies, and we may be limited in our ability to convert our profits into United States dollars or to repatriate the profits from those countries.

We may selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. For those currencies that are not readily convertible, our ability to hedge our exposure would be limited because financial hedge instruments for those currencies are nonexistent or limited. Our ability to hedge would also be limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

In addition, the value of the derivative instruments could be impacted by:

•	adverse movements in foreign exchange rates;
•	interest rates;
•	commodity prices; or
•	the value and time period of the derivative being different than the exposures or cash flows being hedged.

Risks Related to Our Units and This Offering

There has been no prior market for our units, our unit price may experience extreme price and volume fluctuations and any volatility in our unit price could result in claims against us.

Prior to this offering, investors could not buy or sell our units publicly. An active public market for our units may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the underwriters’ representative and us. The market price of our units may decline below the initial public offering price after this offering.

The market price of our units may fluctuate significantly in response to the following factors, some of which are beyond our control:

•	fluctuations in the spot price of indium;
•	variations in quarterly operating results;
•	changes in market valuations of specialty metals companies;
•	our announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel;
•	future sales of securities; and
•	changes in financial estimates by securities analysts.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We are not a mutual fund and an investment in our units shall not be redeemable. In addition, our liquidity will rely principally on our ability to lease, lend and sell indium. Accordingly, we are unlikely to have resources to declare any dividends or make other cash distributions unless and until a determination is made to sell a portion of our indium holdings. Since our inception we have not declared any dividends and we have no current intention to declare any dividends.

Determination of the net asset value (the “NAV”) of our securities will materially impact the market price of our securities.

Our reported NAV per share is based on the spot prices of indium published by Metal Bulletin as posted on Bloomberg L.P. The NAV is calculated by deducting our liabilities from our assets as at the relevant period end. Accordingly, the NAV may not necessarily reflect the actual realizable value of our indium holdings. The market price of our securities is expected to be based on the net asset value of our assets. We cannot predict whether the units will trade above, at or below our net asset value.

Currently there is no liquid market for indium. Indium is often quoted on various data service providers with a price differential in excess of $100 per kilogram among providers. A price posted by one data service provider may be higher or lower than the price at which we can actually sell or purchase all or part of our indium stockpile. This will make it difficult for investors to determine our exact NAV and therefore the value of our stock.

If we lease or lend our stockpile of indium, we may sustain losses and our NAV may be adversely affected.

If we lease indium and the lessee defaults on the terms of the transaction and is unable to provide us with the physical indium owed or fails to pay us the fair value of the indium so leased, we will sustain losses and our NAV will be negatively affected. If we lend indium and the borrower defaults on the terms of the transaction and is unable to provide us with the physical indium owed, we may be negatively affected if the price of indium rises and our replacement cost is higher than the amount received from the loan. This may also cause us to sustain losses or lost appreciation in the value of our indium stockpile, therefore our NAV will be negatively affected.

If an active, liquid trading market for our units does not develop, you may not be able to sell your units quickly or at or above the initial offering price.

Prior to this offering, there has not been a public market for our units. An active and liquid trading market for our units may not develop or be sustained following this offering. You may not be able to sell your units quickly or at or above the initial offering price if trading in our units is not active. The initial public offering price may not be indicative of prices that will prevail in the trading market. See “Underwriting” for more information regarding the factors that will be considered in determining the initial public offering price.

Purchasers in this offering will experience immediate dilution in the book value of their investment.

The initial public offering price of our units is higher than the net tangible book value per share of our units immediately after this offering. Therefore, if you purchase our units in this offering, you will incur an immediate dilution of $0.38 per share (or 7.52%) in net tangible book value per unit from the price you paid, based upon the initial public offering price of $5.00 per unit. The exercise of warrants underlying the units will result in further dilution of your investment. In addition, if we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

Our outstanding options, warrants and unit purchase option may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

•	In connection with this offering, we will be issuing warrants to purchase up to 11,000,000 shares of common stock, and have agreed to sell to Maxim Group LLC an option to purchase up to a total of 550,000 units. In addition, we have also agreed to issue up to an additional 1,650,000 warrants to purchase additional shares of common stock if the over-allotment option that we granted to Maxim Group LLC is exercised in full. In connection with the 2008 Long-Term Incentive Compensation Plan, we have issued options to purchase 45,000 shares of common stock, which are fully vested and will become exercisable only upon the completion of this offering.

The sale or even the possibility of sale, of the shares of common stock underlying the warrants and such options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

The determination for the offering price of our units is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

The public offering price of the units and the terms of the warrants were negotiated between us and the representative of the underwriters. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition, storage and sale of specialty metals;
•	prior offerings of those companies;

•	our prospects for acquiring indium;
•	our capital structure;
•	an assessment of our management and their experience in specialty metals;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we have no historical operations or financial results to compare them to.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources that may adversely affect our operations.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and requires that we have such system of internal controls audited beginning with our Annual Report on Form 10-K for the year ending December 31, 2009. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on the effectiveness of our system of internal controls. We may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of our internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may require substantial financial and management resources. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights.

Our certificate of incorporation, as amended, authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Even after our securities are listed on the American Stock Exchange, the American Stock Exchange may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We anticipate that our securities will be listed on the American Stock Exchange, a national securities exchange, upon consummation of this offering. Our securities may not be listed and, if listed, may not continue to be listed on the American Stock Exchange in the future. If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of news and analyst coverage for our company;
•	reduced liquidity with respect to our securities; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

If penny stock regulations impose restrictions on the marketability of our common stock, the ability of our stockholders to sell shares of our common stock could be impaired.

The Securities and Exchange Commission, or the SEC, has adopted regulations that generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Exceptions include equity securities issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require that prior to any transaction involving a penny stock, a risk disclosure schedule must be delivered to the buyer explaining the penny stock market and its risks.

You should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers;
•	“Boiler room” practices involving high-pressure sales tactics;
•	Manipulation of prices through prearranged matching of purchases and sales;
•	The release of misleading information;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level, which reduces the price of the stock and causes investors to suffer loss.

We are aware of the abuses that have occurred in the penny stock market. We do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market. We will strive within the confines of practical limitations to prevent such abuses with respect to our common stock.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since our “staggered board” would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

Moreover, our board of directors has the ability to designate the terms of, and issue new series of preferred stock.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the anticipated benefits and risks associated with our business strategy;
•	our future operating results and the future value of our common stock;
•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;
•	our ability to acquire, store and sell indium;
•	our ability to attract and retain qualified management personnel;
•	our future capital requirements and our ability to satisfy our capital needs;
•	the anticipated use of the proceeds realized from this offering; and
•	acceptance of our business model.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” beginning on page 6. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 11,000,000 units in this offering at a price per unit of $5.00 will be approximately $51,274,188 after deducting estimated offering expenses of $425,812, underwriting discounts and commissions of $2,750,000, and a corporate finance fee of $550,000, and assuming an initial public offering price of $5.00 per share. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $59,029,188.

We currently intend to use the proceeds of this offering as follows:

	Approximate Allocation of Net Proceeds	Approximate Percentage of Net Proceeds
Purchase of Indium(1)(3)	$43,583,060	85.0%
General corporate purposes, including working capital(2)(3)	$7,691,128	15.0%
Total	$51,274,188	100.0%

(1)	The Manager intends to acquire on our behalf, indium with a minimum purity level established by common industry practice, i.e. 99.9%.
(2)	We expect that general corporate and working capital expenditures will include, among other potential uses: (i) personnel costs; (ii) the payment of an annual cash management fee to the Manager of 2.0% of the Net Asset Value, which fee will be paid monthly; (iii) the additional costs of being a public company, including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; (iv) repayment of advances to us by certain officers and directors (in the principal amount of up to $300,000 for an interest bearing loan at 6.0% per annum); and (v) the remainder, if any, for general working capital.
(3)	If the over-allotment is exercised, 85.0% of the net proceeds of the offering or $50,174,810, will be used to purchase indium, the other 15.0% or $8,854,378, will be used for general corporate purposes, including working capital.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our purchases and sales and the amount of competition we face. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;
•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or
•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

If the Manager has not, within 18 months after the closing of the offering, invested in indium at least 50% of the proceeds of the offering that have been allocated for the purchase of indium, our Board of Directors will have the discretion to distribute such unused proceeds to our shareholders as a return of capital. Any such distributions will be subject to applicable law. Any interest earned on the proceeds of this offering shall be utilized for general corporate and working capital expenses and shall not be distributed to shareholders in the event that the Board of Directors determines to distribute unused proceeds to shareholders.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the purchase of indium and expansion of our business, and we do not anticipate paying any cash dividends for the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

CAPITALIZATION

The following table sets forth the capitalization as of January 31, 2008, both before and after giving effect to the sale of 11,000,000 units at the initial public offering price of $5.00 per unit, after deducting underwriting discounts, commissions, the corporate finance fee, and estimated offering expenses payable by us:

	At January 31, 2008
	Actual (Unaudited)	Pro Forma
Stockholder Equity:
Preferred Stock, $.001 par value, 1,000,000 shares authorized; -0- shares issued and outstanding	$—	$—
Common Stock, $.001 par value, 50,000,000 shares authorized; 90,000 shares issued and 11,090,000 to be issued and outstanding	90	11,090
Additional paid-in capital	9,910	51,298,098
Deficit accumulated during the development stage	(1,462)	(26,462)
Total Stockholders Equity	$8,538	$51,282,726	(1)

Total Capitalization	$8,538	$51,282,726

(1)	The Total Pro-Forma Stockholders Equity Value excludes (i) the dilutive effect of the underwriters purchase option (UPO) equal to 5.0% of the Units to be sold pursuant to this Offering (or 1,650,000 shares); (ii) the effect of the underwriters over allotment option as detailed elsewhere in this prospectus; (iii) the dilutive effect of the warrants attached to each unit; and (iv) the effect of the 330,000 shares of common stock eligible for issuance under the 2008 Equity Incentive Plan. The Board of Directors granted 45,000 stock options to our executive officers effective with the date of this prospectus at a price per share of $4.50 per share.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities by the number of outstanding shares of our common stock.

At January 31, 2008, our net tangible book value was $(66,462). After giving effect to the sale of 11,000,000 shares of common stock included in the units at an initial public offering price of $5.00 per unit, and the deduction of underwriting discounts, the corporate finance fee and estimated expenses of this offering, our pro forma net tangible book value at January 31, 2008 would have been $51,282,726 or $4.62 per share, representing an immediate increase in net tangible book value of $5.36 per share to the existing stockholders and an immediate dilution of $0.38 per share or 7.52% to new investors.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price(1)	$5.00
Net tangible book value before this offering	$(.74)
Increase attributable to new investors	$5.36
Pro forma net tangible book value after this offering(2)	$4.62
Dilution to new investors	$0.38

(1)	Before deduction of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.
(2)	After deduction of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	90,000	0.81%	$10,000	.02%	$0.111
New investors	11,000,000	99.19%	55,000,000	99.98%	$5.000
	11,090,000	100.0%	$55,010,000	100.0%	$4.96

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(66,462)
Net proceeds from this offering(1)	$51,274,188
Offering costs paid in advance and excluded from net tangible book value before this offering	75,000
$51,282,726
Denominator:
Shares of common stock outstanding prior to this offering	90,000
Shares of common stock included in the units offered	11,000,000
Total	11,090,000

(1)	Net of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed to purchase and stockpile the metal indium. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. We plan to achieve long-term appreciation in the value of our indium stockpile primarily through price appreciation of the physical metal. Although the price of indium has declined 52% from its high in March 2005, it is our belief that the long-term industry prospects for indium are attractive and over time the price of the metal will appreciate. To our knowledge, there currently is no way for potential stockholders to participate in the appreciation of indium unless they take physical delivery of the metal themselves. Our structure provides an easy and efficient mechanism by which a potential stockholder may benefit from the appreciation in the price of indium.

Our business model is designed to capture the long-term appreciation of the price of indium. Over the last five years, the price of indium has appreciated 268% (53.6% annually) from $140 per kilogram in April 2003 to $515 per kilogram in April 2008. Over the last ten years, the price of indium has appreciated 91% (9.1% annually) from $270 per kilogram in April 1998 to $515 per kilogram in April 2008. Over the last fifteen years, the price of indium has appreciated 194% (12.9% annually) from $175 per kilogram in April 1993 to $515 per kilogram in April 2008. Over the last twenty-five years, the price of indium has appreciated 400% (16% annually) from $103 per kilogram in 1983 to $515 per kilogram in April 2008. Over the last fifty years, the price of indium has appreciated 615% (12.3% annually) from $72 per kilogram in 1983 to $515 per kilogram in April 2008.

Our indium will be insured and physically stored in third-party facilities. While it is not our current intention to do so in the short term, at our discretion, we may subsequently lease, lend or sell some or all of our indium stockpile based on market conditions. Our shareholders will have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine and process indium. Our common shares represent an indirect interest in the physical indium we will own.

All of the indium we purchase and own will be stored in warehouses or storage facilities located in the United States, Canada, and or the United Kingdom. Our Manager will negotiate storage arrangements of our indium holdings and is required to use its best effort to ensure that the indium holdings have the benefit of insurance arrangements obtained on standard industry terms.

Our expenses will be required to be satisfied by cash on hand that is not set aside for the purchase of indium. Cash on hand following completion of the offering is expected to be sufficient to satisfy our expenses for approximately 48 to 55 months. Annual expenses, including corporate taxes, are estimated to be approximately $1,675,000. For a detailed description of such expenses please see “Management of SMG Indium Resources Ltd. — Management Services Agreement.” We are a taxable United States corporation and are subject to federal and state taxes.

Assuming we are able to utilize 85.0% of the net proceeds of this offering to purchase the stockpile of indium at $515 per kilogram, the price of indium would need to increase approximately 12% within 12 months to offset the depreciation in our NAV associated with the initial offering expenses of $3,725,812 and annual operating expenses of $1,675,000. The price of indium would need to increase approximately 16.3% within 24 months or 8.5% on average per annum to offset the depreciation in our NAV due to the expenses listed above. The price of indium would need to increase approximately 20% within 36 months or 6.7% per annum to offset the depreciation in our NAV due to the expenses listed above.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the audited financial statements and accompanying notes. Estimates are used for, but not limited to, purchases of indium inventories, income taxes and loss contingencies. Share based payment arrangement and derivative accounting to the extent it may apply with respect to any financial instruments we may issue. In addition, we will be required to review, at each reporting date, the applicability of the variable interest consolidation model prescribed under FASB Interpretation 46(R) with respect to our relationship with the Manager since it is owned by our founding stockholders. Substantial judgment applies with respect to the application of consolidation accounting. Management will base its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Since the date of inception, we have not produced any revenues. Accordingly, our activities have been accounted for as those of a “Development State Company” as set forth in the Statement of Financial Standards No. 7, “Accounting for Development Stage Entities” (“SFAS No. 7”). Among the disclosures required by SFAS No. 7 are our financial statements being identified as those of a development stage company. In addition, the statements of operations and comprehensive loss, stockholders equity (deficit) and cash flows are required to disclose all activity since our date of inception.

We will continue to prepare our financial statements and related disclosures in accordance with SFAS No. 7 until such time that we have generated significant revenues and are deemed to have exited the development stage.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We account for the issuance of common stock purchase warrants and other free standing derivative financial instruments in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed To, And Potentially In A Company’s Own Stock”. Based on the provisions of EITF 00-19, We classify as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives us a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). We classify as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside of our control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

We currently have no outstanding free standing derivatives. Notwithstanding, we, as a matter of policy, will evaluate any common stock purchase warrants or other free standing derivatives at each reporting date to assess their proper classification using the applicable classification criteria enumerated in EITF 00-19.

A portion of our planned purchasing and stockpiling policy, whereby we enter into contracts for the future purchase of indium may expose us to fluctuations in the fair value of these contracts due to changes in the spot price as posted by Metal Bulletin on Bloomberg L.P., a real-time financial information services data platform. Therefore, in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the change in fair value of these contracts will be currently recorded into earnings. During our initial period ending January 31, 2008, we had not yet entered into any of these contracts.

Inventory or “Stockpile” of the Metal Indium

Our inventory or “stockpile” of the metal indium will be recorded on the date we take delivery of the physical metal. The stockpile of the physical metal indium will be carried at fair value, which is the closing spot price as posted by Metal Bulletin on Bloomberg L.P., a real time financial information services data platform, based on the last day of the period. The difference between cost and fair value will be reflected as unrealized appreciation (depreciation) of inventory as part of its operations. Realized gains (losses) from transactions will be determined for income tax and for financial reporting purposes on specific identification method

Income Taxes

We follow Statement of Financial Standards (SFAS) No. 109, “Accounting for Income Taxes” (SFAS No. 109) and FASB Interpretation No. 48, ”Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN No. 48”). Under SFAS No. 109, which establishes financial accounting assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It establishes financial accounting assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such amounts were not material during the initial period ending January 31, 2008.

FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN No. 48, the impact of an uncertain income tax position(s) on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Such amounts required to be recorded under Fin 48 were not material during the initial period ending January 31, 2008.

Recently Issued Accounting Pronouncements:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. We adopted the provisions of SFAS No. 157 at the date of our inception. The adoption of SFAS No. 157 did not have a material impact on our financial position, results of operations or cash flows, however, this pronouncement may have an effect in the future.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Misstatements in Current Year Financial Statements (”SAB 108”). SAB 108 provides guidance on how the effects of the carry over or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (i) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (ii) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). Reliance on either method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the cause of the error and that error had been deemed to be immaterial in the past. The adoption of this pronouncement did not have any material effects on our consolidated financial position, results of operation, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, “(SFAS No. 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings The adoption of this pronouncement did not have any material effects on our consolidated financial position, results of operation, or cash flows, however, this pronouncement may have an effect in the future.

In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 addresses share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified non-vested shares, (b) dividend equivalents on equity-classified non-vested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under SFAS 123R and result in an income tax deduction for the employer. A realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings are paid to employees for equity-classified non-vested shares, non-vested equity share units, and outstanding equity share options should be recognized as an increase in additional paid in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payments. We do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.

Accounting for Direct Sales, Leasing and Lending

We envision that our stockpile of indium may be used from time to time for “direct sales, leasing, or lending” transactions. Under a “direct sale” transaction we would record as income or loss based on the difference between the proceeds received from the sale of indium and the indium carrying value. We may also elect to enter into a leasing transaction, which for accounting purposes will be known as an indium usage and exchange transaction. In an indium usage and exchange transaction, we would deliver to a counterparty a specified tonnage and purity of indium to such counterparty for its unrestricted use during a fixed contractual period of time. The counterparty in this type of transaction would enjoy the benefits of having the unrestricted use and would bear the risk of loss of the specified indium. In exchange, the counterparty would be obligated to pay us an inventory usage fee, payable in cash, during the term of the agreement. They would also have an unconditional obligation to return an identical tonnage and purity of indium to us at the expiration of the contractual usage period. These types of contracts would provide the counterparty with substantial disincentives for the non-performance of the unconditional return obligation as a means to assure our future supply of indium. We would account for these types of transactions at the inception of the contract by removing the indium delivered to the counterparty from our inventory records and recording a receivable for the fair value of the specified indium that would be due back to us at the expiration of the contract. We would record any unrealized losses with respect to the specified indium as such losses are incurred during the contractual usage period, and defer the recognition of gains (if any) until the expiration of the contract. In accordance with SAB 104, we would record usage fees payable to us during the term of the agreement as income as such fees are earned.

In indium lending transactions, we would exchange a specified tonnage and purity of indium for cash. Title and the risks and rewards of such indium ownership would pass to the purchaser/counterparty in the lending transaction. We would simultaneously enter into an agreement with such counterparty in which we would unconditionally commit to purchase and the counterparty would unconditionally commit to sell a specified tonnage and purity of indium that would be delivered to us at a fixed price and at a fixed future date in exchange for cash (the “Unconditional Purchase and Sale Agreement”). The Unconditional Purchase and Sale Agreement would also contain terms providing the counterparty with substantial disincentives for non-performance of the sale transaction as a means to assure our future supply of indium. We anticipate recognizing revenues on purchases and sales of indium under these arrangements in accordance APB 29 “Non-Monetary Transactions” and EITF Issue No. 04-13 “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” Accordingly we will disclose unconditional purchase obligations under these arrangements in accordance with SFAS 47 “Disclosure of Long Term Obligations” and, if applicable, accrue net losses on such unconditional purchase obligations in accordance with ARB 43.

Results of Operations

We are a newly formed company organized under the laws of the State of Delaware on January 7, 2008. On April 2, 2008, we changed our name from Specialty Metals Group Indium Corp. to SMG Indium Resources Ltd. We were formed to acquire, store and sell the specialty metal indium. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt, or a combination of cash, capital stock and debt, in acquiring and storing indium.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

Shares of Capital Stock

We were incorporated on January 7, 2008, with 50,000,000 shares of authorized common stock, par value $.001 and 1,000,000 shares of authorized preferred stock, par value $.001. As of the effective date of the registration statement, 90,000 shares of common stock were outstanding, held by our Manager. No shares of preferred stock are currently outstanding.

Liquidity and Capital Resources

Since our inception, we have incurred losses and, as of January 31, 2008, we had an accumulated deficit of $1,462. We have not yet achieved profitability. We expect that our general and administrative expenses will continue to increase and, as a result, we will need to generate significant product revenues to achieve profitability. We may never achieve profitability.

We estimate that the net proceeds from the sale of the units in this offering will be approximately $51,274,188 (or $59,029,188 if the underwriters’ over-allotment option is exercised in full). We intend to use at least $43,583,060 (or $50,174,810 if the underwriters’ over-allotment option is exercised in full) of the net proceeds of this offering to acquire indium. Pursuant to a Management Services Agreement, we shall pay to the Manager a fee equal to 2.0% per annum of the net asset value of our indium after the offering. We intend to pay such management fee from the proceeds of the offering not used to purchase indium.

On January 8, 2008, we entered into a revolving line of credit with the Manager in the aggregate amount of $300,000. The revolver will be used to fund the deferred offering costs to be incurred by us in connection with this offering. To date, we have has borrowed $225,000 under the revolver. The revolver is unsecured and bears interest at the rate of six percent (6.0%) per annum. The loan will be payable on the earlier of December 31, 2008 or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

Pursuant to the Management Services Agreement, the Manager may purchase up to $500,000 worth of indium prior to the completion of this offering in order to: (i) purchase and stock pile indium at current prices, which we and our Manager believe to be favorable; and (ii) facilitate relationships with indium suppliers and storage facilities. The Manager, will agree to sell to us any indium purchased by it at the same price as the Manager paid for such indium if we choose to purchase the indium.

Going Concern

Our ability to commence operations is contingent upon our obtaining the necessary capital resources through our proposed public offering of up to 11,000,000 Units. Our management has specific guidelines as to how the proposed public offering proceeds will be used. Specifically, 85.0% of such proceeds will be used to purchase and stockpile indium and the balance or 15.0% will be used for working capital purposes.

We had $9,932 in cash and an accumulated deficit of $(1,462). Further, after the initial public offering, we expect annual operating costs to approximate $1,675,000 comprised of $125,000 for storing and holding the indium, $75,000 for insuring the indium, $150,000 for shareholder communications and relations; annual Managers fee of $1,025,000; $150,000 for directors and officers liability insurance premiums; and $150,000 for other/administrative expenses including legal, accounting and director fees. As with the indium purchases, we expect to pay for these expenses and asset purchases through the offering proceeds. These factors, among others, raise substantial doubt about our ability to continue as a going concern should the initial public offering not take place.

Sources of Liquidity

To date, we have financed our operations and capital expenditures by issuing revolving credit notes and selling common stock to our Manager, which is owned by our Founders. We received a $225,000 advance from our Manager as part of a $300,000 revolving credit line. Since January 7, 2008, we have received net proceeds of $10,000 from the sale of common stock. As of January 31, 2008, we had cash and cash equivalents of $9,932.

Working Capital and Capital Expenditure Needs

We believe that, upon consummation of this offering, $7,691,128 (or $8,854,378) if the underwriters’ over-allotment option is exercised in full) of the funds will be sufficient to allow us to operate for approximately at least the next 48 to 55 months. Over this time period, we will use these funds for paying the annual management fee to the Manager for the acquisition, storage, insuring and disposition of indium on our behalf and reviewing corporate, title, environmental, and financial documents and material agreements regarding the acquisition, storage, insuring and disposition of indium on our behalf. We anticipate that we will incur annual expenses of approximately $1,675,000 in the aggregate, including: (i) storage and holding of indium —  $125,000; (ii) insurance — $75,000; (iii) shareholder communications and relations and maintaining the effectiveness of our registration statement for the shares of common stock underlying our public warrants —  $150,000; (iv) the annual Manager's fee — $1,025,000; (v) director and officer liability insurance premiums —  $150,000; and (vi) other/administrative expenses including legal, accounting and director fees — $150,000. Although we do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business, we may need to raise additional capital if we encounter unforeseen costs.

Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, businesses, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all. We currently have no plans, proposals or arrangements with respect to any specific acquisition.

In the event we need to raise additional capital, we may do so in the form of equity or debt. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;
•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to the holders of our common stock;
•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and
•	may adversely affect prevailing market prices for our common stock.

Similarly, if we incur substantial debt, it could result in:

•	default and foreclosure on our assets if our operating cash flow is insufficient to pay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
•	covenants that limit our ability to acquire capital assets or make additional acquisitions;
•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;
•	our inability to pay dividends on our common stock;
•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes; and other disadvantages compared to our competitors who have less debt.

Contractual Obligations

On January 8, 2008, we entered into a Revolving Line of Credit Note with our Manager, where our Manager agreed to provide us with a revolving line of credit up to $300,000 of which $225,000 was outstanding as of April 14, 2008. The principal balance, including all accrued and unpaid interest, outstanding pursuant to the Note shall become payable on the earlier of (i) December 31, 2008 or (ii) the consummation of the initial public offering. The Note bears an interest rate of 6.0% per annum. In the event of default, all amounts due pursuant to the Note shall become immediately payable.

Prior to the consummation of this offering, we will enter into a Management Services Agreement with the Manager. Pursuant to such agreement, the Manager will, on a monthly basis, prepare a report on the NAV of each share of our common stock, which shall be determined by multiplying the number of kilograms of indium held by or for us by the last spot price for indium published by Metal Bulletin posted on Bloomberg L.P. for the month, plus cash and any of our other assets, less any and all of our outstanding payables, indebtedness and any other liabilities, divided by the total number of outstanding shares of our common stock. Such report will be made available to us and our Board of Directors. We shall pay to the Manager a fee equal to 2.0% per annum of our NAV, which shall be paid monthly.

Disclosure Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a private company, we have designed our internal control over financial reporting to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of financial statements. As a public company, we will be required to comply with the internal control requirements of the Sarbanes-Oxley Act. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Special Information Regarding Forward-Looking Statements

Some of the statements in this Management’s Discussion are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.

We caution investors not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future developments.

Off Balance Sheet Transactions

We are not party to any off balance sheet transactions. We have no subsidiaries or equity ownership in any other entity. We have no guarantees or obligations other than those which arise out of normal business operations, i.e. the purchase and sale of indium, and costs of being a public company that will significantly increase our operating costs or cash requirements in the future.

BUSINESS

Overview

We were formed to purchase and stockpile the metal indium. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. Our indium will be insured and physically stored in third-party facilities. While it is not our current intention to do so in the short term, at our discretion, we may subsequently lease, lend or sell some or all of our indium stockpile based on market conditions. Our shareholders will have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine and process indium. Our common shares represent an indirect interest in the physical indium we own.

All of our indium transactions will be negotiated by our Manager. Our Manager will be paid a 2.0% per annum fee based on our NAV as compensation for these services. None of our officers or directors have experience in stockpiling the metal indium, although our Chief Executive Officer has extensive experience purchasing, selling, storing, leasing, and lending precious metals, base metals, minor metals, non-exchange traded metals, and illiquid metals. Our Manager:

•	will first and foremost purchase and stockpile 99.9% purity indium on our behalf;
•	will negotiate storage arrangements for our indium stockpile in warehouses or third-party facilities located in the United States, Canada and/or the United Kingdom;
•	will make sure the stockpile is fully insured by either the storage facility’s insurance policy, a separately purchased insurance policy, or by both;
•	will purchase insurance on standard industry terms to insure the indium during its transportation from the supplier to the storage facility;
•	will be responsible for conducting limited inspections of the indium delivered to us;
•	will not be responsible for conducting any chemical assays or other tests designed to verify that such indium meets the 99.9% purity requirements as established as industry practice and as referred to in our prospectus;
•	will rely on the good faith of its suppliers to provide indium that meets our requirements. If indium is purchased from a third-party supplier that is not known to be a regular indium industry supplier, our Manager, at its discretion, may hire, at our expense, an independent lab to perform random assay tests using glow-discharge mass spectrometry (GDMS) to verify the purity of the indium;
•	will lease, lend and/or sell indium from our stockpile, based on market conditions; and
•	will not retain a custodian to provide custodial services from the third-party storage facilities.

Our expenses will be required to be satisfied by cash on hand that is not set aside for the purchase of indium. Cash on hand following completion of the offering is expected to be sufficient to satisfy our expenses for approximately 48 to 55 months. Annual expenses, including corporate taxes, are estimated to be approximately $1,675,000. For a detailed description of such expenses please see “Management of SMG Indium Resources Ltd. — Management Services Agreement”. We are a taxable United States corporation and are subject to federal and state taxes.

Our objective is to purchase and stockpile the metal indium. Potential stockholders will only receive a return on their investment if our acquired indium stockpile increases in value more than we expend on operating expenses. Price appreciation of the metal indium is critical for investors to receive a return on their investment.

Assuming we are able to utilize 85.0% of the net proceeds of this offering to purchase the stockpile of indium at $515 per kilogram, the price of indium would need to increase approximately 12% within 12 months to offset the depreciation in our NAV associated with the initial offering expenses of $3,725,812 and annual operating expenses of $1,675,000. The price of indium would need to increase approximately 16.3% within 24 months or 8.5% on average per annum to offset the depreciation in our NAV due to the expenses listed above. The price of indium would need to increase approximately 20% within 36 months or 6.7% per annum to offset the depreciation in our NAV due to the expenses listed above.

Our business model is designed to capture the long-term appreciation of the price of 99.9% purity indium. Over the last five years, the price of indium has appreciated 268% (53.6% annually) from $140 per kilogram in April 2003 to $515 per kilogram in April 2008. Over the last ten years, the price of indium has appreciated 91% (9.1% annually) from $270 per kilogram in April 1998 to $515 per kilogram in April 2008. Over the last fifteen years, the price of indium has appreciated 194% (12.9% annually) from $175 per kilogram in April 1993 to $515 per kilogram in April 2008. Over the last twenty-five years, the price of indium has appreciated 400% (16.0% annually) from $103 per kilogram in 1983 to $515 per kilogram in April 2008. Over the last fifty years, the price of indium has appreciated 615% (12.3% annually) from $72 per kilogram in 1958 to $515 per kilogram in April 2008.

Based on market conditions, we may seek to lease, lend, or sell indium. If there is a shortage of indium in the market place, we may decide that it is in our best interest to lend, lease, or sell indium directly to industry suppliers and or end users. For example, if our supplier is a miner, and such miners do not have a sufficient amount of indium in inventory to sell to an end user, we may lease, lend, or sell to the miner indium from our stockpile. Furthermore, if we need additional capital to cover annual operating expenses, we may lease, lend, or sell indium from our stockpile to cover such operating expenses. Deciding on whether to lease, lend, or sell in these instances can only be determined by a careful analysis of each option and its particular benefit to us at that particular point in time. Market conditions will dictate which option we would elect to pursue.

Once the portion of the offering proceeds to be held as cash is exhausted, we have several options. We may physically sell indium from our stockpile to cover our annual operating expenses, which are projected at $1,675,000. We may lease or lend indium from our stockpile to generate sufficient income to cover our annual operating expenses. Alternatively, we may access the private or public equity markets to raise additional capital to either cover our annual operating expenses and or purchase additional indium. We may choose to do a combination of the three listed options to generate or raise sufficient capital to cover our annual operating expenses.

Strategy and Policies

We based our business model projections on having approximately $43.6 million available from the proceeds of the IPO (85.0% of the net proceeds after expenses) to purchase approximately 85 metric tons of 99.9% purity indium paying an average price of $515 per kilogram for indium. Based on projected expenses, cash remaining from the offering should be able to sustain operations for 48 to 55 months, without our needing to sell, lease or lend any indium from our stockpile. If the price of indium rises prior to our being able to purchase our stockpile of indium, we would purchase fewer tons of indium to expend the 85.0% of the net proceeds of the offering. This in turn would result in lower storage fees for fewer tons of indium held in our stockpile and higher values for our stockpile could result in higher annual management fees. If the price of indium decreases, we may purchase additional indium and our storage fees would increase accordingly and lower values for our stockpile could result in lower management fees, either shortening or lengthening how long our cash on hand may last. Our business model is premised on the long-term appreciation in the value of our indium stockpile.

In furtherance of our strategy, our Board of Directors will establish the following policies which will be included in our By-laws.

1. At least 85.0% of the net proceeds of this offering (and at least 85.0% of the net proceeds of future offerings, if any) must be used to purchase, or be held for future purchases of indium, and may only be amended by a resolution of our stockholders.

2. We may not enter into any borrowing arrangements except in strictly limited circumstances to facilitate indium purchase payments. Under such circumstances, we may enter into borrowing arrangements for which all outstanding amounts do not exceed our total assets.

3. All purchases and sales of indium shall be made by our Manager in accordance with the Management Services Agreement. In such capacity, our Manager shall use commercially reasonable efforts to purchase, lease, lend and or sell the indium at the best prices available to it over a prudent period of time. We consider 18 months a prudent amount of time during which our Manager will spend at least 50% of the net proceeds of the offering allocated toward stockpiling indium. We expect that it will take us several years to build our indium stockpile. Potential stockholders purchasing our stock should be aware that the price of indium could rise prior to our ability to fully utilize the proceeds from the offering to build our stockpile. In this event, our NAV will not be directly correlated to the changes in the price of indium because we will be holding cash allocated toward purchasing indium in the future.

4. In the event that our Manager elects to purchase indium under long term contracts with an indium supplier, we shall have the funds set aside to satisfy the purchase price.

5. In the event that our Manager elects to lease, lend or sell indium under long term contracts with an indium customer, we shall have indium set aside to satisfy the delivery commitments.

The indium market is illiquid and considered small compared to the base metals. There are a limited amount of suppliers and purchasers of indium. If new companies are formed to purchase and stockpile indium, this would adversely affect our ability to procure sufficient quantities of indium on a timely basis or even at all. It is our intention to spend the 85.0% of the net proceeds from the offering to purchase 16.7% of the global primary indium production in the first thirty-six months after the completion of this offering without disrupting the indium market. If we cannot purchase indium from China, we would need to purchase 32.7% of the rest of the world’s annual primary indium production to expend the proceeds from our offering. Although we do not anticipate purchasing indium from the recycling market, if the recyclers were willing to sell indium to us, the percentage of the world’s annual primary indium production that we would need to purchase would be reduced. If we are unable to purchase indium from China and or from recyclers, we anticipate it will most likely take several years to purchase the 85 tons we require to expend 85.0% of the net proceeds from the offering.

Leasing

We may engage in leasing indium from time to time. We, as the lessor, will physically deliver indium to the lessee. Under a leasing arrangement, there would be a pre-established timeframe, interest rate, and value for the physical indium (calculated by multiplying the price of the indium times the quantity of indium). The lessee does not pay us the dollar value of the indium it is leasing from us. We are therefore in effect assuming credit risk based on the lessee’s ability to eventually deliver back to us equivalent indium or at the very least, pay us back the dollar value of the indium it leased. At the end of the lease, the lessee returns equivalent physical indium to us and pays us a fee based upon the value of the metal leased and the time duration of the lease. The fee is typically equal to the price multiplied by the lease rate multiplied by division of the number of days leased by 360.

Lending

We may engage in lending indium from time to time. We, as the lendor, will physically deliver indium to the borrower. The borrower will then pay us a dollar amount equal to the full value of the indium delivered. Those dollars will be held by us for a pre-determined time frame and at a pre-established dollar lending rate. We will agree to buy back, in a predetermined amount of time, the equivalent amount of indium from the borrower at a predetermined price. The fee we will earn is the blended rate of the interest earned on the dollars we are holding as collateral for the indium lent to the borrower plus the difference in the price we agreed to purchase back the indium from the borrower.

We plan to lease or lend in order to facilitate our relationships with suppliers and thereby build our stockpile. Occasionally, we may lease or lend to take advantage of periodic shortages in the indium market. Typical lease and loan contracts that we may enter into would be for terms of six months or less, and in almost no circumstance exceed a period of one year. There is no established market lease rate for indium. Market shortages would be defined by lease rates in excess of prevailing swap rates for U.S. dollars, for example Eurodollar or Libor rates. The terms of the contracts will stipulate that the indium returned must be of equivalent quantity and purity. An example of a lease to facilitate future purchases of indium would be a lease to an indium producer to be repaid by the return of equivalent indium of the same quantity and purity along with a purchase of additional indium from the producer. There is a risk that the producer will not perform and will not return equivalent indium, in which case, we will be owed indium or dollars from the producer. In the case of a loan to the producer, in which we have received dollars for the indium loaned, the risk is that the producer does not return equivalent indium. Our Manager will be responsible for conducting limited inspections of the indium delivered to us. Our Manager will not be responsible for conducting any chemical assays or other tests designed to verify that such indium meets the 99.9% purity requirements referred to in our prospectus. Our Manager will rely on the good faith of its suppliers to provide indium that meets our requirements. Indium typically comes delivered with a certificate of analysis in sealed boxes. Our Manager, at its discretion, may hire, at our expense, an independent lab to perform random assay tests using glow-discharge mass spectrometry (GDMS) to verify the purity of the indium, if the indium lease or loan was done with a company that is not known to be a regular indium industry supplier. Failure to perform is a risk if the price of indium appreciates and we cannot replace the leased or loaned indium at the same or a lower price we leased or loaned it out for. We may not be able to recoup our losses through litigation if the lessee or the borrower fails to perform according the contracts. Ultimately, we would assume the loss which would negatively impact our NAV.

Accounting for Direct Sales, Leasing and Lending

We envision that our stockpile of indium may be used from time to time for “direct sales, leasing, or lending” transactions. Under a “direct sale” transaction we would record income or loss based on the difference between the proceeds received from the sale of indium and the indium carrying value. We may also elect to enter into a leasing transaction, which for accounting purposes will be known as an indium usage and exchange transaction. In an indium usage and exchange transaction, we would deliver to a counterparty a specified tonnage and purity of indium to such counterparty for its unrestricted use during a fixed contractual period of time. The counterparty in this type of transaction would enjoy the benefits of having the unrestricted use and would bear the risk of loss of the specified indium. In exchange, the counterparty would be obligated to pay us an inventory usage fee, payable in cash, during the term of the agreement. They would also have an unconditional obligation to return an identical tonnage and purity of indium to us at the expiration of the contractual usage period. These types of contracts would provide the counterparty with substantial disincentives for the non-performance of the unconditional return obligation as a means to assure our future supply of indium. We would account for these types of transactions at the inception of the contract by removing the indium delivered to the counterparty from our inventory records and recording a receivable for the fair value of the specified indium that would be due back to us at the expiration of the contract. We would record any unrealized losses with respect to the specified indium as such losses are incurred during the contractual usage period, and defer the recognition of gains (if any) until the expiration of the contract. In accordance with SAB 104, we would record usage fees payable to us during the term of the agreement as income as such fees are earned.

In indium lending transactions, we would exchange a specified tonnage and purity of indium for cash. Title and the risks and rewards of such indium ownership would pass to the purchaser/counterparty in the lending transaction. We would simultaneously enter into an agreement with such counterparty in which we would unconditionally commit to purchase and the counterparty would unconditionally commit to sell a specified tonnage and purity of indium that would be delivered to us at a fixed price and at a fixed future date in exchange for cash (the “Unconditional Purchase and Sale Agreement”). The Unconditional Purchase and Sale Agreement would also contain terms providing the counterparty with substantial disincentives for non-performance of the sale transaction as a means to assure our future supply of indium. We anticipate recognizing revenues on purchases and sales of indium under these arrangements in accordance APB 29 “Non-Monetary Transactions” and EITF Issue No. 04-13 “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” Accordingly we will disclose unconditional purchase obligations under these arrangements in accordance with SFAS 47 “Disclosure of Long Term Obligations” and, if applicable, accrue net losses on such unconditional purchase obligations in accordance with ARB 43.

INDIUM MARKET OVERVIEW

About Indium

Indium (symbol In) is a rare, very soft, silvery-white malleable metal with a bright luster. It is number 49 on the Periodic Table of Elements with an atomic weight of 114.81. Indium is chemically similar to aluminum and gallium, but more closely resembles zinc. Indium is a rare element and ranks 61st in abundance in the Earth’s crust at an estimated 240 parts per billion by weight. This makes it about three times more abundant than silver or mercury. Indium occurs predominantly in the zinc-sulfide ore mineral, sphalerite. Indium is produced mainly from residues generated during zinc ore processing but is also found in iron, lead, and copper ores. The average indium content of zinc deposits from which it is recovered, ranges from less than 1 part per million to 100 parts per million. Its occurrence in nature with other base metal ores is sub-economic for indium recovery. Pure indium in metal form is considered non-toxic by most sources.

Properties and Characteristics of Indium

Indium is very malleable and ductile and can be easily formed into a wide variety of fabrications. Another distinctive characteristic of indium is that it retains its softness at temperatures approaching absolute zero degrees, making it ideal for cryogenic (freezing or very low temperature) and vacuum application. The properties of indium may be summarized as follows:

•	Low melting point alloy: It is useful in the high-end optical industry where lenses can be held with the alloy instead of the lens surfaces during the polishing process to minimize surface distortion.
•	Lead-free and mercury-free solder industries: It is commonly used by environmentally friendly electronics goods manufacturers and high-energy alkaline dry cell batteries producers in their respective industries. This reduces or eliminates the use of lead and mercury in soldering.
•	Cold Welding: Oxide-free indium has the ability to cold-weld or attach to itself. Parts coated with indium can be bonded together without the application of heat or chemicals.
•	Reduce gold scavenging: When soldering to gold or gold-plated surface, solder has a tendency to dissolve gold into the joint. The addition of indium to solder will reduce this tendency.
•	Bond glass, quartz and ceramics: These materials cannot be bonded with traditional solders. Indium’s unique cold-welding properties allow it to produce a bond in a variety of non-metal applications.
•	Transparent Electrical Conductor: When indium (in the form of indium-tin-oxide) is coated onto various materials such as glass or plastic films, it acts as a transparent electrical conductor and an infrared reflector. When architectural or photovoltaic glass is coated with indium-tin-oxide, it keeps the harmful infrared rays of the sun from passing through. When coated onto automotive or aircraft windshields, it allows the glass to be electronically deiced or demisted as well as reducing the air conditioning requirement by reducing heat gain.
•	Malleable: Because indium is so soft and pliable (malleable), it can easily fill voids between two surfaces, even at cryogenic (freezing or very low) temperatures.

APPLICATIONS

Flat Panel Displays & LCDs

Indium is an essential raw material for a number of consumer electronics applications. The primary commercial application of indium is in coatings for the flat panel display (“FPD”) industry. Indium is only useful when chemically processed with tin-oxide to form indium-tin-oxide (“ITO”) to allow for electrical conductivity and optical transparency. Sputtering targets are placed in a vacuum and since ITO is conductive and optically transparent, thin layers of ITO are then applied as electrical contacts onto glass, which can in turn be used as Liquid Crystal Display (LCD) on electronic devices like television sets, computers and mobile phones. The ITO transparent conductor is currently popularly used in LCD technology due to its unique qualities of low melting point, good uniformity (which is suitable for large LCDs), fast etching time and long life span.

Solar Energy Technology

Indium is increasingly being used as a crucial raw material in the solar energy industry. Copper Indium Gallium Selenide (CIGS) is a new semiconductor material comprised of copper, indium, gallium, and selenium. Its main use is for high-efficiency photovoltaic cells (CIGS cells), in the form of thin-film photovoltaic. The thin-film photovoltaic has several advantages over traditional solar energy technologies. It is lightweight, can be applied on uneven surfaces and can be rolled up when not in use. CIGS show great promise in achieving high conversion efficiencies at low costs. According to the USGS, CIGS solar cells require approximately 50 metric tons of indium to produce 1 gigawatt of solar power. Research is underway to develop a low-cost manufacturing process for flexible CIGS solar cells that would yield high production throughput. We believe that flexible CIGS solar cells could be used in roofing materials and in various applications in the aerospace, military and recreational industries.

Other Use

•	Indium is also used in the manufacture of low-melting-temperature alloys. An alloy consisting of 24% indium and 76% gallium is liquid at room temperature.
•	Some indium compounds such as indium antimonide, indium phosphide, and indium nitride are semiconductors with useful properties.
•	Indium is also used in light-emitting diodes (LEDs) and Laser Diodes (LDs) based on compound semiconductors.
•	Ultrapure indium, specifically high purity trimethylindium, is used in compound semiconductors.
•	Indium oxide is used as transparent conductive glass substrate in the making of electroluminescent panels.
•	Indium is also used as a light filter in low pressure sodium vapor lamps.
•	Indium is suitable for use in control rods for nuclear reactors, typically in an alloy containing 80% silver, 15% indium, and 5% cadmium.
•	111-Indium (isotope) is used in medical imaging to monitor activity of white blood cells.

Indium-Tin-Oxide Applications

Indium-Tin-Oxide (ITO, or tin-doped indium oxide) is a mixture of indium (III) oxide (In2O3) and tin (IV) oxide (SnO2), typically 90% In2O3, 10% SnO2 by weight. It is transparent and colorless in thin layers. In bilk form, it is yellowish to grey colored powder with a molecular weight of 277.64. It is a stable ceramic-like material, insoluble in water and volatizes at 850 degrees Celsius. ITO’s main feature is the combination of electrical conductivity and optical transparency. Thin films of ITO are most commonly deposited on surfaces by electron beam evaporation, physical vapor deposition, or a range of sputtering deposition techniques.

•	ITO is mainly used to make transparent conductive coatings for liquid crystal displays, flat panel displays, plasma displays, touch panels, electronic ink applications, organic light-emitting diodes, and solar cells, and anti-static coatings and EMI shieldings. In organic light-emitting diodes, ITO is used as the anode (hole injection layer).

•	ITO has been used as a conductive material in the plastic electroluminescent lamp of toy Star Wars type lightsabers.
•	ITO is also used for various optical coatings, most notably infrared-reflecting coatings (hot mirrors) for architectural, automotive, and sodium vapor lamp glasses. Other uses include gas sensors, antireflection coatings, electrowetting on dielectrics, and Bragg reflectors in VCSEL layers.
•	Reportedly, ITO is used as sensor coating in the Canon 400D/Xti and Sony Alpha DSLR-A100
•	ITO thin film strain gauges can operate at temperatures up to 1400 degrees Celsius and can be used in harsh environments, ie. Gas turbines, jet engines, and rocket engines.

Production of ITO thin-film coatings accounted for approximately 84% of global indium consumption. Of the remaining 16% of the global indium market, other end uses include solders and alloys, 8%; compounds, 5%; electrical components and semiconductors, 2%; and research and other, 1%.

SUPPLY

According to the U.S. Geological Survey (USGS), the top five indium producing countries in the world in 2007 were China, Japan, Canada, Republic of Korea, and Belgium. China’s refinery production of indium was approximately 250 metric tons in 2007. This is almost 50% of the annual total global refined production of 510 metric tons.

According to the USGS, in 2005, the world’s primary refined production of indium increased by 25%, compared with production in 2004. Most of the increase was attributed to China, with 59% of world production in 2005 compared with 49% in 2004. Worldwide refinery production increased from 500 metric tons in 2005 to 580 metric tons in 2006. Worldwide production actually decreased to 510 metric tons in 2007.

On the supply side, a critical element will be the ability of individual countries to recycle indium contained in electronic components. Because indium is mostly a byproduct of zinc mining and smelting, it will be hard to increase primary production unless there is an increase in zinc production. During the past decades, dwindling zinc prices forced some high cost and low-grade underground zinc mines and a few older and less efficient zinc refineries to close. Zinc prices soared in 2005 and 2006 to record high levels, in turn, according to the USGS, world mine production of zinc increased from 10 million metric tons in 2006 to 10.5 million metric tons in 2007. The average London Metals Exchange (LME) price for zinc in July 2004 was approximately US$1,020 per ton. The average LME price for zinc increased to approximately US$3,340 per ton by July 2006. We believe that this has increased primary indium production as well. Higher prices for indium, has also resulted in increased recycling. Despite increasing demand for indium, worldwide supply is expected to be adequate with increased primary production and recycling. More recently, by the end of 2007, the price of zinc plummeted from the lofty levels witnessed in 2006 and early 2007. We believe that weak zinc prices may curtail the production of zinc leading to lower levels of indium recovery in the near future and increased competition for indium.

Indium's price per kilogram is infrequently quoted and investors may have to pay for subscriptions to various data service providers to access such information. We intend to make arrangements with a service provider to obtain a weekly quotation and make such information available, for free, on our website. In the event we cannot obtain permission from one of the various service providers to post their quotes, we will post a short discussion of the weekly price range of indium on our website at www.smg-indium.com.

China

According to the USGS, China controls over 50% of the world’s refined indium production. There are a number of major producers in China, but also numerous smaller producers, relying on purchasing the concentrates from the larger base-metal refiners. China produces approximately 250 to 350 metric tons of indium per year. The Chinese government restricts 99.9% indium’s export with taxes. In October 2007, The Ministry of Commerce issued a quota allowing China to export 240 tons of indium in 2008. On September 28, 2007, Metal Bulletin PLC reported that several traders and producers in China were expected to leave the indium business after Beijing awarded export permits for 168 tons of the minor metal to only 20 companies. We believe that most of China’s indium output is exported, with domestic demand unable to sustain production. In

May 2007, China established the world’s first indium exchange in the city of Liuzhou, in south China’s Guangxi Province, with the aim of uniting domestic indium makers. The exchange is open for two hours per day with light trading volume.

Canada

The USGS estimated that in 2007 Canada produced 50 metric tons of indium. According to the USGS, the Canadian firm, Teck Cominco Ltd., is a long-time producer and refiner of indium as a byproduct at its facilities in Trail, British Columbia, Canada. In 2005, Teck Cominco produced 41 metric tons of indium there from concentrates. Teck Cominco announced in 2005 that it was planning to increase indium production to 75 metric tons within two years. The USGS indium data sheet for 2007 does not show any increased production of indium in Canada between 2005 and 2007, but we believe the increase may show up in 2008 figures.

According to the USGS, the other major producer of indium in Canada is Falconbridge Ltd. In 2007, Falconbridge was acquired by Xstrata Plc, a diversified global mining company.

United States

The United States does not produce any primary domestic indium and relies on imports from China, Canada, Japan, Russia, and other countries. All refined indium production in the United States during 2007 came from the refining of lower grade imported indium metal and from refining scrap. Two refineries, one in New York and the other in Rhode Island, produced the majority of indium metal and indium compounds in 2007. A number of small companies produced specialty indium alloys and other indium products. Very little indium is recycled in the United States. We believe this is because there is no infrastructure for the collection of used indium-containing products.

Zinc Supply

According to CIBC World Markets Equity Research — Base Metals 2008 Outlook — December 11, 2007, CIBC World Markets adjusted their supply demand forecasts for the zinc market in early December 2007 to account for lower U.S. demand and higher Chinese production, which we believe has pushed the zinc market into a small surplus in 2008. Despite the uncertain outlook for the transportation sector, which utilizes zinc, CIBC states that zinc demand for infrastructure projects remains strong, and should keep the market tight in 2008. CIBC continues to believe market expectations for the rate of new zinc supply are overstated and believe there remains a weak pipeline of development projects for supply to keep pace with current demand levels. Further, if the “hidden” inventories and Chinese exports do not materialize, CIBC expects zinc prices to post a strong recovery. In light of the surplus in 2008 and actual price levels at the end of the year, CIBC adjusted their price forecast downward. The sharp recent decline in zinc prices appears to have reduced actual production levels.

World Refinery Production, Reserves, and Reserve Base (Metric Tons)(1):

	Refinery Production			Reserves(3)	Reserve Base(2)
	2005	2006	2007
China	300	350	250	8,000	10,000
Korea, Republic	—	50	85	0	0
Japan	70	55	50	0	0
Canada	50	50	50	150	560
Belgium	30	30	30	in other countries	in other countries
Russia	15	16	17	360	580
France	10	10	10	in other countries	in other countries
United States	0	0	0	280	450
Other Countries	25	15	15	1800	4200
Total	500	580	510	11,000	16,000

(1)	Table is taken from the U.S. Geological Survey Minerals Commodities Summaries, January 2007 and January 2008.
(2)	The Reserve Base is that part of an identified resource that meets specified minimum physical and chemical criteria related to current mining and production practices, including those for grade, quality, thickness, and depth. The reserve base is the in-place demonstrated resource from which reserves are estimated. It includes reserves that are currently economic, marginally economic, and some that are subeconomic.
(3)	Reserves are resources that are currently economic.

DEMAND

According to a DisplayDaily.com article published on August 1, 2007 titled “Indium You May Not See It But You Really Need It,” the demand for indium was 861 tons in 2006 and was expected to be about 1,000 tons in 2007 and may reach almost 2,000 tons by 2011. Indium is primarily produced as a by-product of zinc production. By the standards of the zinc industry, indium is miniscule in terms of both tons and dollar volume. Four years ago indium was about $100/kg and now costs $550/kg. Recently a spike drove the price briefly above $1,000/kg. Although the actual size of the indium market in 2007 has yet to be determined, Displaybank expects the total sales of indium in 2007 to be $533 million.

The price of indium has declined substantially since it peaked in March 2005. The price for indium has declined 52% from its high of $1,070 per kilogram in March 2005 to $515 per kilogram as of April 2, 2008. If we began operations in March 2005, and we purchased our stockpile at peak prices, the value of our stockpile would have decreased by more than 50% in approximately three years. It is possible that if we purchase the stockpile at today’s prices then the value may fall substantially. It is possible that we will not be able to sell our indium stockpile at prices higher than the price we paid for it. As recently as 2002, the price of indium was less than $100 per kilogram. If the price of indium returns to those levels, our stockpile and NAV will be substantially lower than what we paid for it.

A small amount of indium is used to make every liquid crystal display screen. This is the primary use of indium today and accounts for over 50% of consumption. These LCDs are key components in laptop computers, flat panel monitors and flat panel televisions. They are also used in cell phones, PDAs, digital cameras, clocks, watches, picture frames, GPS receivers, answering machines and other electronic devices. We believe many of these products are in very high demand and LCDs are being incorporated into an increasing number of devices.

We believe about 15% of the indium produced is used to make electrical components. These are mainly used in infrared detectors, high speed transistors and photovoltaic devices for the solar industry. Indium’s very low melting point and ability to conduct electricity make it an important ingredient in many low temperature solders and alloys. We believe about 12% of indium consumption goes to alloys and solders.

Another important use of indium is in coatings applied to glass. These coatings are transparent, but reflect radiant heat through the glass. These glasses are used in aircraft windows, windows of office buildings, and doors on refrigerators and ovens. Small amounts of indium are also used for defogging agents to keep condensation from building up on aircraft and locomotive windows. We believe many of these uses have declined over the past few years because of the rise in the price of indium.

Flat Panel Displays (FPDs)

We believe the demand for indium will grow for the foreseeable future. We believe the markets for flat panel displays are strong, particularly for computer monitors, televisions, phones, and PDA’s. We expect high rates of growth in the LCD industry to generate increased demand for indium and we expect increased consumption in this market.

Indium is a key component of Indium-Tin-Oxide (ITO), the standard transparent electrode used in virtually all flat panel displays and micro displays. An electrode is needed to either drive the cell or provide electromagnetic shielding, whether the display is a liquid crystal (LC), organic light emitting diode (OLED) or plasma cell. Transparency is needed to allow the light generated or controlled to reach the outside world. According to the USGS, the indium market remained in deficit in 2007 as demand for the metal, supported largely by ITO demand, continued to outpace supply. The USGS also reported that in 2007, year-on-year shipments of LCD television panels were forecast to increase 47%, and LCD monitor panels to increase 24%. According to the USGS, mainstream LCD devices were also trending toward larger panel sizes, which require more indium per unit.

According to the LCD TV Association, less than 10 million LCD TV sets were sold globally in 2004. By 2006, more than 40 million LCDs were sold ramping to an estimated 70 million in 2007, with a further estimate of 100 million units sold globally in 2008. According to Bloomberg.com, Samsung, Asia’s largest maker of flat-screens used in computers and televisions, forecast that this year’s Beijing Olympics would propel global LCD TV sales to 98 million units. The LCD TV Association predicted that with LCD TVs getting better and less expensive each year that there will be 200 million units sold annually by 2012.(1) According to Aim Specialty Materials, the cost of ITO per LCD panel is insignificant. Despite indium prices exceeding $800 per kilogram in 2006, the cost of indium that is applied to a 32” LCD panel would be approximately $0.55. Even if the price of indium were to double, the indium (ITO) cost per panel would be approximately $1.00 on a product that retails for over $1,000 per unit.

Management also believes that the portable device market (PDA) also represents opportunities for growth in the market for indium.

Solar Industry

Indium is increasingly being used as a crucial raw material in the solar energy industry. According to the United States’ National Renewable Energy Laboratory, to produce 20 gigawatts of solar power by the year 2050, the United States will need 400 metric tons of indium per year for the production of photovoltaic modules and systems alone. Based on the same report, the shortage of either indium or tellurium (another raw material for photovoltaic production) could result in serious bottlenecks to such growth unless such cells were made thinner or substitutes were found.

Solar cells are growing in importance and have a distinct similarity to FPDs. For example, the recently announced Sharp Gen 10 fabrication facility will be used not only for LCD panels but also for manufacturing solar cells as well. According to Insight Media Analyst, we believe that in one year, the facility is expected to be able to produce enough solar cells to produce 100 MW of power indefinitely. This is the equivalent of a medium-sized nuclear power plant.

Copper-Indium-Gallium-di-Selenide (CIGS) is a new semiconductor material comprising copper, indium, gallium, and selenium. This material is being used in the next generation of photovoltaic cells or CIGS solar cells. CIGS solar cells are not yet as efficient as crystalline silicon solar cells, however, they are expected to be substantially cheaper. As a thin-film photovoltaic (PV) technology, CIGS should have relatively low costs in scale production due to low usage of PV materials and efficient production processes. CIGS is recognized to be one of the most promising thin-film technologies given its high conversion efficiency as delivered in lab environments. We believe that once mass production issues are mastered by industry participants, CIGS based solar photovoltaic panels could be a large new market for the usage of indium.

Governmental Regulation

General Description

There are no governmental regulations which will directly impact our intended operation of purchasing, leasing and lending indium. We intend to use standard industry commercial terms recognized by industry participants in connection with the storage and shipment of indium. A representative sample of such terms are listed below.

Form.  Indium Metal, 4N grade, Type 1 or Type 2, is received for storage in the form of ingots which have a uniform trapezoidal shape or uniform rectangular shape with square or rounded edges. The top and bottom surfaces are relatively flat and parallel.

Surface Characteristics.  Indium is a silvery white metal with a bluish cast. Surfaces of the ingot are clean and free of dirt, grease, oil, cleaning residues, etc.

(1)	LCD TV Association, Summer of 2007, Volume 1, Issue 1 of “LCD TV Matters.”

Dimensions.  Nominal ingot dimensions are listed below for the two types of Indium.

	Weight	Length	Width	Height
Type 1	100 tr. oz	8.50 in./	3.25 in./	1.25 in./
	(3.11 kg)	215.9 mm	82.5 mm	31.75 mm
Type 2	10 kg	340/345 mm	85/95 mm	45 mm
		(bottom/top)	(bottom/top)

Production Lot Size.  Each ingot shall be traceable to the refining lot or melt from which it was produced.

Packaging

Ingots.  Ingots in a production lot shall be individually wrapped in a new, clean, transparent polyethylene bag which has a minimum thickness of 0.004 inches (4 mm). Both ends of the bag shall be closed by heat sealing.

Boxes.  Each box from the supplier shall contain either a maximum of twenty 100 tr. oz ingots or six 10 kg ingots with a total net weight of approximately 63 kg (2,000 tr. oz).

Marking

Ingot.  Each ingot in a refining lot or melt shall be permanently marked or stamped with identification information.

Boxes.  Sufficient aluminum tags shall be affixed to each box and shall be marked with identification information.

Storage

Indium ingots shall be stored indoors, in a vault or vault like area of a warehouse which has been equipped with fire prevention sprinklers. Storage identity shall be maintained by contract and production lot number as indicated on each box and in shipping instructions.

Security

Eight seals shall be affixed through holes bored in the top and bottom corners of the box to maintain the integrity of the box contents. Entry into vault areas for the purpose of shipments, inventory or qualitative maintenance inspections will be documented by use of logs and/or custodial reports.

Our Manager will be responsible for conducting limited inspections of the indium delivered to us. Our Manager will not be responsible for conducting any chemical assays or other tests designed to verify that such indium meets the 99.9% purity requirements referred to in our prospectus. Our Manager will rely on the good faith of its suppliers to provide indium that meets our requirements. Reliable suppliers of indium mark each ingot with grade and ingot number. Boxes of ingots are marked with lot identification. Indium comes delivered with a certificate of analysis in sealed heavy duty boxes. There is a chain of authenticity that our Manager will rely upon. If the Manager purchases indium from a company that is not known to be a regular indium industry supplier, then at the Manager’s discretion, it may hire, at our expense, an independent lab to perform random assay tests using glow-discharge mass spectrometry (GDMS) to verify the purity of the indium. This would be done prior to taking delivery of the said lots. Depending on the lot size, we might take a sample of indium from random ingots to be tested for purity. This would minimize our risk in taking delivery of an entire shipment of lower grade indium. The Manager does not intend to certify known indium industry refiners. Indium in transit will be insured regardless from whom it is purchased. We anticipate that disputes or disagreements will be resolved by arbitration.

Competition

Although we believe no other companies have our business model, we may have competition from miners and suppliers of indium such as Huludao Zinc Industry Co. of China, Liuzhou China Tin Group, Jianxi Copper Co., Tianjin Indium Products Co. Ltd., Teck Cominco Limited, Falconbridge, Indium Corporation of

America, Umicore Indium Products, Dowa Electronics Materials Co., Unionmet Singapore Limited. We may also have competition from end users of indium. It is our belief that the top producers of FPD’s are the largest purchasers of indium. According to an article published on June 21, 2007 in the Asia Times titled “Japan Goes Prospecting for Rare Metals,” Japan consumes 60% of global indium production in the form of indium-ton-oxide for the manufacturing of FPDs. China supplies Japan with 70% of their imports, according to the same article. Major producers of FPDs, not limited to Japan and listed in alphabetical order, are AU Optronics, Chi Mei Optoelectronics, Chunghwa Picture Tubes, HannStar Display Co., Innolux, LG Phillips LCD, Quanta Display Inc., Samsung Electronics, Sharp Corp., and Sony Corp. These companies and the countries in which they are based are likely competing with us for purchasing indium from industry suppliers.

Properties

We maintain our principal executive offices at c/o Richard A. Biele, 103 Carnegie Center, Suite 101, Princeton, New Jersey 08540.

Employees

We have no full-time employees. Our officers will provide services to us through the Manager. Our Chief Financial Officer will be a part-time employee and will receive quarterly compensation of $7,500 and an annual award of 30,000 options, subject to the consummation of this offering.

Legal Proceedings

There are no legal proceedings currently pending or, to our knowledge, threatened against us.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our executive officers and directors as of April 1, 2008:

Name	Age	Position
Executive Officers and Directors:
Alan Benjamin	46	Chairman of the Board, Chief Executive Officer
Ailon Z. Grushkin	35	President, Director
Richard A. Biele	38	Chief Operating Officer, Secretary, Director
Richard T. Morena	48	Chief Financial Officer
P.J. (Patrick James) Richardson	61	Director
Fred Arena	53	Director
Mark Stephen Neuhof	55	Director

Executive Officers and Directors

Alan Benjamin has been our Chairman and Chief Executive Officer since inception. Mr. Benjamin currently owns and operates SMA Development Associates, LLC, a Connecticut based real estate investment company he founded in 2003. Prior to his time at SMA Development Associates, he spent thirteen years at AIG where he last served as Senior Vice President in charge of AIG’s global base metals businesses. Mr. Benjamin began his career at Drexel Burnham Lambert in 1983, where he started as a broker in their commodity’s department and by 1988 he was managing the Asian operations of the firm’s bullion trading activities. Drexel’s commodity trading group moved to AIG in 1990 where Mr. Benjamin founded and managed their metals and foreign exchange trading operations in Asia. Mr. Benjamin is also a Managing Member of Heritage Building Group, a contractor in the luxury residential market in Fairfield County, Connecticut. He is a graduate of the University of Michigan with a Bachelor of Arts in history.

Ailon Z. Grushkin has been our President and Director since inception. He is currently the General Partner of both the Nano-Cap Hyper Growth Partnership L.P., a micro-cap focused hedge fund he founded in October 1996, and the Nano-Cap New Millennium Growth Fund L.P., a similar fund he founded in January 2000. He is also currently the Managing Member of the AZG Tangible Assets Fund LLC, a commodities based hedge fund he launched in January 2004. Prior to 1996, Mr. Grushkin worked or interned at Merrill Lynch Futures Investment Partners (“MLFIP”), Thompson McKinnon Securities, Prudential Securities and Sumitomo Bank Ltd. At these firms he held various positions including assistant commodity trader, commodity trading advisor analyst and assistant derivatives trader. At MLFIP, he helped create the first Discretionary Trading Advisor Index in the Managed Futures Industry. Mr. Grushkin is a graduate of the John M. Olin School of Business at Washington University in St. Louis with a Bachelor’s of Science in Business Administration.

Richard A. Biele has been our Chief Operating Officer and a director since inception. Mr. Biele is currently a Principal of Princeton Financial Partners, which owns and operates a branch of Andrew Garrett Inc., a full service boutique Broker Dealer based in Princeton, New Jersey, servicing retail and institutional investors. Prior to that, Princeton Financial Partners, operated as an affiliate of S.W. Bach & Company, a FINRA regulated securities firm, from 2005 to 2007. From August 2001 through November 2005, Mr. Biele worked at Kinlin Holdings Corp. From January 1998 through August 2001, Mr. Biele worked at Princeton Securities. Mr. Biele has had seventeen years of experience in investment banking and mergers and acquisitions. In 2001, Mr. Biele formed Wall Street Contracting, a builder of luxury waterfront homes in southern New Jersey. Mr. Biele has a Bachelor’s of Science in Economics from Old Dominion University.

Richard T. Morena has been our Chief Financial Officer since inception. Since 1996, Mr. Morena has been a part-owner and the Chief Financial Officer of Press Communications, LLC, a diversified media company that through its presently owned and prior operated properties has owned and operated radio, TV, newspaper, cable, direct mail, internet, and other media related ventures. Currently his company operates six radio stations in Central New Jersey. Mr. Morena’s responsibilities include all tax, accounting, mergers and acquisitions, and other financial and business support services for the company’s radio broadcasting operations. Mr. Morena has been responsible for the company’s overall strategic direction through various business acquisitions and dispositions. Prior to Mr. Morena’s work in the private sector, he worked for Price Waterhouse where he worked on a variety of audit engagements of large multinational manufacturing corporations in the Health Care, Consumer Products, Chemicals, Aerospace, Automotive and Oil and Gas Industries and a diversification of other manufacturing and service-oriented companies. Mr. Morena is a Certified Public Accountant in the State of New Jersey and a member of the New Jersey Society of Certified Public Accountants and The American Institute of Certified Public Accountants. He is also is associated with many philanthropic/charitable activities that include, Little Baby Face, the American Cancer Society, the Jimmy Fund, the United Way and Autism Speaks. Mr. Morena while being active in all of these endeavors is especially tied to the Autism community and presently sits on the New England Chapter Autism Speaks Board in Boston, MA. Mr. Morena is a graduate of Rutgers University and Columbia University Graduate School where he earned his Master’s Degree in Finance graduating Summa Cum Laude.

Non-Employee Directors

P.J. (Patrick James) Richardson, has been a director of our company since January 2008. Mr. Richardson is currently Chairman of the EXTOL Group, Inc., a private investment group, specializing in diagnostic technology for the Homeland Security Industry since 2005. Previously, he served as President and Chief Executive Officer of The Reeves Group, (TRG) Inc., a company he founded in 1990 and divested in January 2005. TRG was the technology leader for products used in the consequence management of WMD events of a Chemical/Biological nature. Prior to the formation of TRG, Mr. Richardson served as President & Chief Executive Officer of Racal Health & Safety, a subsidiary of Racal Electronics PLC, from 1986 to 1990 and was responsible for all North American activities for Racal Health & Safety Group, PLC, a world leader in the manufacture and distribution of respiratory protection and other personal protective equipment. Prior to joining Racal, MR. Richardson served as Director of Sales & Marketing for American Optical Corporation, Safety Products Division, from 1983 to 1984. Early in his career he spent considerable time with The Johnson & Johnson Family of Companies. He held a series of senior level positions over ten plus years with the Johnson & Johnson organization. Mr. Richardson currently serves on the Board of Directors of Trailerlogic, LLC and the Board of Advisors of Evergreen Capital LLC. Mr. Richardson received his Bachelor of Business Administration from St. Michael’s College and has co-authored two books for Thomas Nelson Publishers.

Fred Arena has been a director since January 2008.Mr. Arena is currently the Senior Vice President of Asset Management of American Financial Realty Trust. He is also currently the founder and President of Vision Equities LLC. Mr. Arena has served as Senior Vice President of Asset Management at American Financial Realty Trust since May of 2006 and is a member of the company's senior management team. From 1999 to 2006, Mr. Arena served as Regional Managing Director of Commercial Real Estate for one of the Goldman Sachs Whitehall Companies. Prior to 1999, Mr. Arena was Senior Vice President of Asset Management and General Manager for one of the most prestigious privately owned real estate companies in the northeast. Mr. Arena began his career with Hartz Mountain Industries in the 1980s managing a 10 million square foot commercial office portfolio. Mr. Arena serves on the Board of Directors of the Building Owners & Managers Association (BOMA) New Jersey and is a member of its Executive Board. He is also a member of the National Association of Industrial & Office Properties (NAIOP). Mr. Arena received his Bachelor of Science in Business Administration and Management from Rutgers University.

Mark Stephen Neuhof has been a director of our company since April 2008. Mr. Neuhof has over 30 years of experience in the fields of metals trading and derivatives. Mr. Neuhof is currently a Senior Manager at Sumitomo Corporation Global Commodities Limited and is responsible for developing their base and precious metals business in the United States. Mr. Neuhof has been involved with Sumitomo Corporation since 2005, initially as a consultant advising them on their metals business worldwide and aiding them in developing various new opportunities. Concurrently, Mr. Neuhof was a principal of JEMM Development Group which invested in and developed properties in New York and Connecticut. Prior to his affiliation with Sumitomo, Mr. Neuhof was employed by AIG Financial Products from 1990 to 2005 as a Managing Director in both their Wilton Connecticut and London offices. Mr. Neuhof had overall responsibility for their precious and base metals business including profit and loss, risk management as well as maintaining and developing client relationships. Prior to that, he was a Vice President at Drexel Burnham Lambert and held various other positions in the currency and metals trading fields. Mr. Neuhof is a graduate of Queens College and Saint John’s University where he earned his Masters of Business Administration.

Board of Directors

Board Composition

Our certificate of incorporation, as amended, and bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. We currently have six directors. In accordance with our certificate of incorporation, as amended, and bylaws, immediately upon the closing of this offering, our Board of Directors will be divided into two classes with staggered two-year terms. At each annual meeting of stockholders commencing with the meeting in 2009, the successors to the directors whose terms then expire will be elected to serve until the second annual meeting following the election. The term of office of the first class of directors, Class I, consisting of Alan Benjamin, Richard Biele and Ailon Z. Grushkin, will expire at our first annual meeting of stockholders immediately following the initial classification of the Board of Directors. The term of office of the second class of directors, Class II, consisting of Mark Neuhof, Fred Arena and P.J. Richardson will expire at the second annual meeting of stockholders immediately following the initial classification of the Board of Directors.

Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the board has determined that the following directors are “independent directors” as defined by American Stock Exchange and Rule 10A-3 of the Exchange Act: Messrs. Richardson, Neuhof and Arena.

Committees of the Board of Directors

Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee.  Our audit committee is composed of P.J. Richardson (Chairman), Mark Neuhof and Fred Arena. Each member of our audit committee satisfies the current independence standards promulgated by the SEC and by the American Stock Exchange, as such standards apply specifically to members of audit committees. All members of our audit committee are also financially literate under the current listing standards of the American Stock Exchange, and our Board of Directors has determined that Mr. Arena qualifies as the “audit committee financial expert,” as such term is defined by the SEC. Our audit committee is authorized to:

•	approve and retain the independent registered public accounting firm to conduct the annual audit and quarterly reviews of our books and records;
•	review the proposed scope and results of the audit;
•	review and pre-approve the independent registered public accounting firm’s audit and non-audit services rendered;
•	review accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions; and
•	prepare the report of the audit committee that SEC rules require to be included in our annual meeting proxy statement.

Compensation Committee.  Our compensation committee is composed of Mr. P.J. Richardson (Chairman) and Mr. Fred Arena. All members of the compensation committee qualify as independent under the current definition promulgated by the American Stock Exchange. Our compensation committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our Chief Executive Officer;
•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	approve and oversee reimbursement policies for directors, executive officers and key employees;
•	administer our stock incentive plan;
•	review and discuss the compensation discussion and analysis prepared by management to be included in our annual report, proxy statement or any other applicable filings as required by the SEC; and
•	prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.

Nominating and Governance Committee.  Our nominating and governance committee is composed of Messrs. P.J. Richardson (Chairman), Mark Neuhof and Fred Arena. All members of the nominating and governance committee qualify as independent under the current definition promulgated by American Stock Exchange. Our nominating and governance committee is authorized to:

•	identify and nominate members of the Board of Directors;
•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to our company;
•	review and maintain oversight of matters relating to the independence of our board and committee member, in light of the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of the American Stock Exchange; and
•	oversee the evaluation of the Board of Directors and management.

Corporate Code of Conduct and Ethics

We have adopted a corporate code of conduct and ethics applicable to our directors and officers in accordance with applicable federal securities laws and the rules of American Stock Exchange.

Employment

Our Chief Executive Officer, President and Chief Operating Officer will allocate in the aggregate approximately 40 hours per week during the stockpiling phase of the business plan. Once the stockpiling effort is complete, the number of hours allocated will fall to approximately 20 hours per week. The Chief Financial Officer will allocate approximately 10 hours per week.

MANAGEMENT SERVICES AGREEMENT

We will enter into a Management Services Agreement with the Manager prior to the consummation of this offering. The primary responsibilities of the Manager under the Management Services Agreement will be to:

(i)	use commercially reasonable efforts to arrange for, and complete, for and on our behalf through industry-standard tenders, the purchase and sale of indium at the best available prices available over a prudent period of time as may be requested by our Board of Directors from time to time;
(ii)	provide to our Board of Directors delivery and payment particulars in respect of each purchase and sale of indium;
(iii)	arrange for the storage of our indium, including arrangements regarding indemnities or insurance in our favor for the loss of such indium in accordance with industry practices;

(iv)	on a monthly basis, prepare a report on the NAV of each share of our common stock, which shall be determined by multiplying the number of kilograms of indium held by or for us by the last spot price for indium published by Metal Bulletin posted on Bloomberg L.P. for the month, plus cash and any of our other assets, less any and all of our outstanding payables, indebtedness and any other liabilities, divided by the total number of outstanding Common Shares. Such report will be made available to us and our Board of Directors;
(v)	prepare regulatory filing materials, reports to our stockholders, and other reports to our Board of Directors as may be reasonably requested from time to time;
(vi)	furnish office facilities, services and supplies and generally oversee with its staff and independent contractors, our management; and
(vii)	generally manage our business and affairs.

Our Manager has agreed to manage our activities in accordance with reasonable and prudent practices and may delegate, with the approval of our Board of Directors and at its own cost, any of its duties or obligations under the Management Services Agreement to any third party.

All purchases and sales of indium will be completed by the Manager in its discretion for and on our behalf. The Manager will typically purchase or sell indium in the form of a tender for an offer to sell or buy indium, whichever the case may be. Such purchases are usually in the form of a tender, which will stipulate the quantity to be purchased or sold, delivery particulars and payment particulars, but not price. Typical purchasers or sellers of indium include, but are not limited to, Huludao Zinc Industry Co. of China, Liuzhou China Tin Group, Jianxi Copper Co., Tianjin Indium Products Co. Ltd., Teck Cominco Limited, Falconbridge, Indium Corporation of America, Umicore Indium Products, Dowa Electronics Materials Co., Unionmet Singapore Limited, Au Optronics, Chi Mei Optoelectronics, Chunghwa Picture Tubes, Innolux, LG Phillips LCD Co., Samsung, Sharp Corp., and Sony Corp. There is no public market through which these purchases and sales may occur and accordingly all such purchase and sale transactions are private. The pool of potential purchasers and sellers is limited and each transaction may require the negotiation of specific provisions. Accordingly, a purchase or sell cycle pursuant to a tender may take several months to complete. Since all purchases are confidential, we, including our Manager, may not be able to publicly disclose any vendor from which we would potentially purchase indium or any seller to which we may sell indium.

The Management Services Agreement shall have an initial term of five years (the “Initial Term”). After the Initial Term, the Management Services Agreement may be renewed on terms mutually acceptable to each party and may be terminated by either party upon the provision of 90 days prior written notice. The Management Services Agreement shall terminate immediately where a winding-up, liquidation, dissolution, bankruptcy, sale of assets, sale of business or insolvency proceeding have been commenced or are being contemplated by the Manager, and terminated upon our completion of any such proceeding. We may terminate the Management Services Agreement at any time if the Manager breaches any of its material obligations thereunder and such breach has not been cured within 90 days following notice thereof from us to the Manager.

We acknowledge that our Manager shall not be responsible for any loss of opportunity whereby the value of any of our assets or the value of any particular indium, monetary or currency investment could have been increased, nor shall it be responsible for any decline in value of any of our assets unless such decline is the result of the Manager's gross negligence or willful failure to comply with express directions given by resolution of either our Board of Directors or our Common Shareholders.

We will be responsible for paying all costs and expenses incurred in connection with its business except those that are expressly to be borne by our Manager as set out therein. Such costs and expenses to be borne by us will include, without limitation: (i) brokerage and trading commissions; (ii) transportation costs, insurance fees and commissions, security services costs, and other charges arising upon the holding, purchase, lease or sale of indium or our other assets; (iii) legal and audit fees; (iv) corporate finance offering costs; (v) fees payable for listings, the maintenance of listings and filings or other requirements of stock exchanges on which any of our securities are listed or quoted; (vi) the cost of printing and mailing financial reports and material for Common Shareholders' meetings, valuations, reporting to Common Shareholders, securities regulatory

Ffilings and any other purposes required by law; (vii) fees payable to any registrar and transfer agent of the Common Shares or our other securities; (viii) our directors' fees and expenses; (ix) the Manager's fees payable under the Management Services Agreement; and (x) all taxes (including income, capital and sales taxes).

Our estimated annual expenses are anticipated to be approximately $1,675,000 in the aggregate, include: (i) storage and holding of indium — $125,000; (ii) insurance — $75,000; (iii) shareholder communications and relations and maintaining the effectiveness of our registration statement for the shares of common stock underlying our public warrants — $150,000; (iv) the annual Manager's fee — $1,025,000; (v) director and officer liability insurance premiums — $150,000; and (vi) other/administrative expenses including legal, accounting and director fees — $150,000.

In consideration of the Manager carrying out its duties and obligations under the terms of the Management Services Agreement, we shall pay to the Manager a fee equal to 2.0% per annum of our NAV (the “Management Fee”). We and our Manager believe that two percent per annum of our NAV is the minimum compensation required for the Manager to assume the risk involved with overseeing our Company, executing the strategy, and annual time required to be spent managing our affairs . The Management Fee shall be payable on or before the 10th day following the end of each such month. For such purposes, the NAV shall mean our total assets as at the valuation date, valued by multiplying the number of kilograms of indium held by or for us by the last spot price for indium published by Metal Bulletin as posted on Bloomberg L.P. for the month, plus cash and any of our other assets, less any and all of our outstanding payables, indebtedness or any other liabilities divided by the total number of outstanding common shares. Our independent Board of Directors will have the express authority to engage a third party for the purpose of conducting an independent valuation or audit of our assets.

Pursuant to the Management Services Agreement, the Manager may purchase up to $500,000 worth of indium prior to the completion of this offering in order to: (i) purchase and stockpile indium at current prices, which we and the Manager believe to be favorable; and (ii) facilitate relationships with indium suppliers and storage facilities. The Manager will agree to sell to us any indium purchased by it at the same price as the Manager paid for such indium if we decide to buy the indium.

Under the terms of the Management Services Agreement, the Manager shall incur no liability for any action except for its own gross negligence, willful misconduct or breach of the Management Services Agreement.

The following table sets forth certain information concerning the membership of the Manager as of January 31, 2008:

Name	Age	Position
Ailon Z. Grushkin	35	Member, Manager
Alan Benjamin	46	Member
Richard A. Biele	38	Member

Please see above for the biographies of Messrs. Grushkin, Benjamin and Biele.

EXECUTIVE COMPENSATION

Compensation for Officers and Directors

We have no employment agreements or arrangements with our Chairman and Chief Executive Officer, Mr. Benjamin, with our President, Mr. Grushkin or with our Chief Operating Officer, Mr. Biele. Messrs. Benjamin, Grushkin and Biele will provide services on our behalf through the Manager and will be compensated by the Manager out of the management fee to be paid by us to the Manager pursuant to the Management Services Agreement. We have an employment arrangement with Richard T. Morena, our Chief Financial Officer, that upon effectiveness of the public offering, we will employ Mr. Morena for a term of one year. Mr. Morena’s employment will provide for an annual base salary of $30,000, to be paid quarterly in installments of $7,500.

Employment Agreements and Change of Control Arrangements

We have no employment agreements or arrangements with our Chairman and Chief Executive Officer, Mr. Benjamin, with our President, Mr. Grushkin or with our Chief Operating Officer, Mr. Biele. Messrs. Benjamin, Grushkin and Biele will provide services on our behalf through the Manager and will be compensated by the Manager out of the management fee to be paid by us to the Manager pursuant to the Management Services Agreement. We have an employment arrangement with Richard T. Morena, our Chief Financial Officer, that upon effectiveness of the public offering, we will employ Mr. Morena for a term of one year. Mr. Morena’s employment will provide for an annual base salary of $30,000, to be paid quarterly in installments of $7,500. Mr. Morena has been awarded stock options to purchase 30,000 shares of our common stock at an exercise price equal to $4.50 per share of our common stock, subject to completion of this offering. Mr. Morena will receive an award of 30,000 options annually thereafter on terms to be established by the board of directors or the compensation committee of the board of directors.

Remuneration of Board of Directors

Each of the independent members of our Board of Directors will be paid such remuneration for their services as our board of directors may, from time to time, determine. Until otherwise determined, upon consummation of the offering, we anticipate paying each of our independent Board members $10,000 per year, $1,000 per meeting attended (including committee meetings), reimbursement of travel expenses, and options to purchase 5,000 shares per annum of common stock pursuant to the 2008 Long-Term Incentive Compensation Plan. We will also reimburse the members of our Board of Directors for out-of-pocket expenses for attending such meetings, and all directors will participate in the indemnification arrangements described under the Management Services Agreement.

2008 Long-Term Incentive Compensation Plan

In connection with the commencement of our initial public offering, our Board of Directors adopted and our stockholders approved the plan in its entirety in January 2008. Under this plan, we may grant incentive stock options, non-qualified stock options restricted and unrestricted stock awards and other stock-based awards. A maximum of 330,000 shares of common stock has been reserved for issuance under this plan. Since inception, we have granted 5,000 options to purchase common stock to each of our two independent directors and 30,000 options to our Chief Financial Officer. The option grants will be exercisable at $4.50 per share and are exercisable subsequent to completion of this offering. The plan expires on January 31, 2018.

Our Board of Directors has authorized our compensation committee to administer our plan. In connection with the administration of our Incentive Plan, the compensation committee, with respect to awards to be made to any person who is not one of our directors, will:

•	determine which employees and other persons will be granted awards under our Incentive Plan;
•	grant the awards to those selected to participate;
•	determine the exercise price for options; and
•	prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;
•	the terms of proposed grants of awards to those selected by our Board of Directors to participate;
•	the exercise price for options; and
•	any limitations, restrictions and conditions upon any awards.

Any grant of awards to any of directors under our Incentive Plan must be approved by our Board of Directors.

In addition, the compensation committee will:

•	interpret our Incentive Plan; and
•	make all other determinations and take all other action that may be necessary or advisable to implement and administer our Incentive Plan.

Types of Awards

Our Incentive Plan permits the Compensation Committee to grant the following types of awards.

Stock Options.  Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Incentive Plan will be determined by our Board of Directors or the Compensation Committee at the time of the grant, but will not be less than fair market value on the date of the grant. Our Board of Directors or a committee of the Board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Board of Directors or committee of the Board may, in its discretion, impose limitations on exercise of all or some options granted under our Incentive Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our Incentive Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our Incentive Plan will vest upon the occurrence of a change of control, as defined in the Incentive Plan. Our Incentive Plan also contains provisions for our Board of Directors or a committee of the Board to provide in the participants’ option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.

Our Incentive Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10.0% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110.0% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the committee of the Board may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. In no event may a stock option be exercised after the expiration of its stated term.

Stock Appreciation Rights.  A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the Incentive Plan will be determined by the Board of Directors or a committee of the Board; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Board of Directors or a committee of the Board.

Restricted Stock.  Restricted shares of our common stock may be granted under our Incentive Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the Board of Directors or a committee of the Board may determine to be appropriate at the time of making the award. In addition, the Board of Directors or a committee of the Board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The Board of Directors or a committee of the Board, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee.

Performance Units.  The Incentive Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the Board of Directors or a committee of the Board or required by law. Such awards are subject to the fulfillment of conditions that may be established by the Board of Directors or a committee of the Board including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.

Performance Bonus.  The Incentive Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the Board of Directors or a committee of the Board. The maximum value of performance bonus awards granted under the Incentive Plan shall be established by the compensation committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the Board of Directors or a committee of the Board based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the Board of Directors or a committee of the Board will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date.

Transferability

With the exception of Non-Qualified Stock Options, awards are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period.

Change of Control Event

The Incentive Plan provides that in the event of a change of control event the Board shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an Award.

Termination of Employment/Relationship

Awards granted under our Incentive Plan that have not vested will generally terminate immediately upon the grantee’s termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. The Board of Directors or a committee of the Board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the Board of Directors or a committee of the Board determines to be advisable after the grantee’s employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, twelve months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. The Board of Directors or a committee of the Board may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to the Board of Directors or a committee of the Board following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

As described above, our Incentive Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, asset acquisitions, consolidations, reorganizations or similar transactions. New award rights may, but need not, be substituted for the awards granted under our Incentive Plan, or our obligations with respect to awards outstanding under our Incentive Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our Incentive Plan is assumed, the stock issuable with respect to awards previously granted under our Incentive Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the Incentive Plan.

Amendment of the Incentive Plan

Our Board may amend our Incentive Plan at any time. However, without stockholder approval, our Incentive Plan may not be amended in a manner that would:

•	increase the number of shares that may be issued under our Incentive Plan;
•	materially modify the requirements for eligibility for participation in our Incentive Plan;
•	materially increase the benefits to participants provided by our Incentive Plan; or
•	otherwise disqualify our Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our Incentive Plan may not be impaired or affected by any amendment of our Incentive Plan, without the consent of the affected grantees.

Accounting Treatment

Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our Incentive Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. Stock appreciation rights granted under the Incentive Plan must be settled in common stock. Therefore, stock appreciation rights granted under the Incentive Plan will receive the same accounting treatment as options. The cash we receive upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding.

When we make a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the vesting period of the award. The fair value of a restricted stock award is equal to the fair market value of our common stock on the date of grant.

Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under our Incentive Plan.

Incentive Stock Options.  An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options.  An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

Stock Appreciation Rights.  A participant realizes no taxable income and we are not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in the shares of common stock received upon exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a stock appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Restricted Stock Award.  A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Performance Units and Performance Bonuses.  A participant realizes no taxable income and we are not entitled to a deduction when performance units or performance bonuses are awarded. When the performance units or performance bonuses vest and become payable upon the achievement of the performance objectives, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the Incentive Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with performance awards granted under the Incentive Plan should not be limited by Section 162(m) of the Code. The Incentive Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of one of the performance goals set forth in the Incentive Plan, then we believe that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

Limitation of Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by Delaware law.

We will have in place, upon effectiveness of this offering, director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act of 1933. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. In addition, we have entered into indemnification agreements with each of our directors and executive officers. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.
•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicting fiduciary duties in determining to which entity a particular business opportunity should be presented. Our officers and directors currently are, and may in the future become affiliated with additional entities that are, engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Such officers and directors may become subject to conflicts of interest regarding us and other business ventures in which they may be involved, which conflicts may have an adverse effect on our ability to purchase, hold and sell indium.
•	Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by our company.
•	We have not adopted a policy that expressly prohibits our directors, officers, securityholders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such parties may have an interest in certain transactions in which we are involved, and may also compete with us.
•	The management fee paid by us to the Manager is dependent on our NAV. In the event we raise additional capital or conduct future offerings, there is a risk that the Manager may value its own interest in the management fee more than the interest of our public stockholders, resulting in a conflict of interest, which may not necessarily be resolved in the best interest of our public stockholders.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions we have engaged in since our formation in January 2008 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On January 7, 2008, the Manager purchased 90,000 shares of our common stock at the price of $0.111 per share. The members of the Manager are Messrs. Benjamin, Grushkin and Biele, our Chairman and Chief Executive Officer, our President, and our Chief Operating Officer, respectively.

We will enter into a Management Services Agreement with the Manager prior to the effective date of this prospectus pursuant to which the Manager will administer our activities. See “Management of SMG Indium Resources Ltd. — Management Services Agreement.”

On January 7, 2008, we agreed to reimburse our Chief Operating Officer Richard Biele or his affiliates commencing with the successful completion of this offering, for office, secretarial and related office expenses as follows: (1) $1,200 per month for rent; (2) reimbursement for up to 20% of his secretary’s salary and healthcare benefits; and (3) office expenses directly related to our operations. We will continue to reimburse our Chief Operating Officer or his affiliates for rent and other office-related expenses as set forth above.

On January 8, 2008, we entered into a revolving line of credit with the Manager in the aggregate amount of $300,000. The revolver will be used to fund the deferred offering costs to be incurred by us in connection with this offering. To date, we have borrowed $225,000 under the revolver. The revolver is unsecured and bears interest at the rate of six percent (6.0%) per annum. The loan will be payable on the earlier of December 31, 2008 or the consummation of this offering. The loan will be reapid out of the net proceeds of this offering.

Prior to the offering, our Manager may purchase up to $500,000 of indium in open market purchases. If the Manager makes such purchases, we will purchase any such inventory after this offering at cost. The purchases may be made by the Manager before the offering in order to obtain favorable pricing, and also to develop relationships with future suppliers.

We believe that all of the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We will not engage in any transactions with our officers, principal shareholders, or affiliates involving purchasing, leasing, lending, or selling indium to or from us, except pursuant to the terms of our Management Services Agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 25, 2008 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of February 25, 2008, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 90,000 shares of common stock outstanding on January 31, 2008, and 11,090,000 shares of common stock outstanding after the completion of this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

	Common Stock
	Before the Offering(1)(2)		As Adjusted for the Offering(1)
Name and Address of Beneficial Owners(3)	Number of Shares(4)	Percentage of Common Stock	Number of Shares(4)	Percentage of Common Stock
Specialty Metals Group Advisors LLC(5)	90,000	100.0%	90,000	* %
Alan Benjamin(5)	30,000	33.33%	30,000	* %
Ailon Z. Grushkin(5)	30,000	33.33%	30,000	* %
Richard A. Biele(5)	30,000	33.33%	30,000	* %
Richard T. Morena(6)	—	—	30,000	* %
P.J. (Patrick James) Richardson(7)	—	—	5,000	* %
Fred Arena(7)	—	—	5,000	* %
Mark Stephen Neuhof(7)	—	—	5,000	*%
All Directors and Officers as a Group (6 persons)	90,000	100.0%	135,000	1.21%

*	represents less than 1.0%.
(1)	Assumes only the sale of 11,000,000 units in this offering, but not the exercise of (i) the 11,000,000 warrants comprising such units or (ii) the 1,650,000 units subject to the over-allotment option.
(2)	Does not include the 45,000 stock options issued but subject to completion of the offering.
(3)	Unless otherwise indicated, the business address of each of the stockholders is 103 Carnegie Center, Suite 101, Princeton, New Jersey 08540.
(4)	Unless otherwise indicated, all ownership is direct beneficial ownership.
(5)	Messrs. Benjamin, Grushkin, and Biele may be deemed to beneficially own the shares owned by SMG Indium Resources Ltd. by virtue of their respective ownership and control of Specialty Metals Group Advisors LLC.
(6)	Since inception, we have agreed to grant 30,000 options to purchase common stock to Mr. Morena, our Chief Financial Officer. The option grant will be exercisable at $4.50 per share and is subject to completion of this offering.
(7)	Since inception, we have agreed to grant 5,000 options to purchase common stock to each of our three independent directors, Messrs. Richardson, Arena and Neuhof. The option grants will be exercisable at $4.50 per share and are exercisable subsequent to completion of this offering.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 50,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001. As of the effective date of the registration statement, 90,000 shares of common stock were outstanding, held by one (1) stockholder of record, our Manager. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants, without any securityholder having to take any action, may begin to trade separately on the 90th day after the effective date of the registration statement unless Maxim Group LLC informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular), provided that in no event may the common stock and warrants be traded separately until the earlier of the expiration or exercise in full of the underwriter’s over-allotment option. Following the date the common stock and warrants are eligible to trade separately, the units will continue to be listed for trading, and any securityholder may elect to trade the common stock or warrants separately or as a unit. Even if the component parts of the units are broken apart and traded separately, the units will continue to be listed as a separate security, and any securityholder of our common stock and warrants may elect to combine them together and trade them as a unit. Securityholders will have the ability to trade our securities as units until such time as the warrants expire or are redeemed.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock has priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

Prior to the effective date of this prospectus, there will not be any warrants currently outstanding. Each warrant included in the units entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, immediately upon the effectiveness of the registration statement. The warrants will expire at 5:00 p.m., New York City time, on [ ], 2011 [three years from the effective date of the registration statement] or earlier upon redemption.

The warrants may trade separately on the 90th day after the date of this prospectus unless Maxim Group LLC determines that an earlier date is acceptable, based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. In no event will Maxim Group LLC allow separate trading of the common stock and warrants until the underwriters’ over-allotment option has either expired or been exercised.

We may call the warrants for redemption (including any warrants issued upon exercise of the unit purchase option) at any time after [ ], 2008 [six months from the effective date of the registration statement]:

•	in whole and not in part;
•	at a price of $.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, the last sale price of the common stock equals or exceeds $9.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, we may not redeem the warrants unless the warrants comprising the units sold in this offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a degree of liquidity to cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we are unable to maintain the effectiveness of such registration statement until the expiration of the warrants, and therefore are unable to deliver registered shares of common stock, the warrants may become worthless. Additionally, the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to Maxim Group LLC, the representative of the underwriters, for $100, an option to purchase up to a total of 550,000 units at $5.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.60 (110.0% of the exercise price of the warrants included in the units sold in this offering). For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled “Underwriting — Purchase Option.”

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Further our ability to declare dividends may be limited to restrictive covenants if we incur any indebtedness.

Delaware Law and Certain Charter and Bylaw Provisions

The provisions of (1) Delaware law, (2) our certificate of incorporation, as amended, and (3) our bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15.0% or more of the corporation’s voting stock.

Classified Board of Directors.  Our certificate of incorporation, as amended, provides that our Board of Directors will be divided into two classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the two classes to a two-year term of office. All directors elected to our classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. Our Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Our Board of Directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of our Board of Directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of our Board of Directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of our Board of Directors.

Advance Notice Provisions for Stockholder Proposals.  For an annual or special meeting, a stockholder’s notice generally must be delivered not less than 10 days nor more than 60 days prior to the meeting.

Special Meetings of Stockholders.  Special meetings of the stockholders may be called by our Board of Directors pursuant to a resolution adopted by a majority of the total number of directors, or by such persons or persons as may be authorized by the certificate of incorporation, as amended, or the by-laws.

Super-Majority Stockholder Vote required for Certain Actions.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation and bylaws, unless the corporation’s certificate of incorporation, as amended, and bylaws, as the case may be, requires a greater percentage.

Transfer Agent and Registrar

We intend to retain Continental Stock Transfer and Trust Company as our transfer agent and registrar for the units, common stock and warrants in connection with our public offering.

Listing

We intend to apply to list our common stock on the American Stock Exchange under the symbols “___”, “___.U” and “___.WS”

Shares of Common Stock Eligible for Future Sale

Immediately after this offering, we will have 11,090,000 shares of common stock outstanding, or 12,740,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 11,000,000 shares sold in this offering, or 12,650,000 shares of common stock if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares of common stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 90,000 shares of common stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares of common stock will be eligible for sale under Rule 144 prior to January 31, 2009.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares or our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1.0% of the total number of shares of our common stock then outstanding, which will equal 110,900 shares of our common stock immediately after this offering or 127,400 shares of our common stock if the underwriters’ over-allotment is exercised in full; or
•	the average weekly trading volume of the shares of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701, as currently in effect, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its six-month minimum holding period requirement.

Lock-up Agreements

Our current officers, directors and principal shareholders have agreed, with limited exceptions, to a 12 month “lock-up” period with respect to all of their shares. After the 12 month period from the date of this prospectus, these shares may be sold in the public market, subject to compliance with Rule 144. At any time without notice, the underwriter may, in its sole discretion, release all or some of the securities subject to these lock-up agreements. The underwriter’s decision to waive the lock-up restrictions may be based on market conditions, then-current stock price, the number of shares requested to be waived from the lock-up restrictions, the potential price impact of the release and other factors the selection of which are based on its sole discretion.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Maxim Group LLC, have severally agreed to purchase from us on a firm commitment basis the following respective number of units at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Units
Maxim Group LLC
Total	11,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the 11,000,000 units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the 11,000,000 units being offered to the public, other than those covered by the over-allotment option described below, if any of these units are purchased.

We have been advised by the representative of the underwriters that the underwriters propose to offer the units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $     per unit under the public offering price of $5.00 per unit. The underwriters may allow, and these dealers may re-allow, a concession of not more than $     per unit to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to 1,650,000 additional units at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the units offered by this prospectus. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional units as the number of units to be purchased by it in the above table bears to the total number of units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional units to the underwriters to the extent the option is exercised. If any additional units are purchased, the underwriters will offer the additional units on the same terms as those on which the other units are being offered hereunder.

The underwriting discounts and commissions are 5.0% of the initial public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option.

Fees(1)

	Fee per Unit(1)	Without Exercise of Over Allotment Option	With Exercise of Over Allotment Option
Public offering price	$5.00	$55,000,000	63,250,000
Discount	$0.25	$2,750,000	3,162,500
Proceeds before expenses(2)	$4.75	$52,250,000	60,087,500

(1)	The fees do not include the over-allotment option granted to Maxim Group LLC, the corporate finance fee in the amount of 1.0% of the gross proceeds, or $0.05 per unit ($550,000 in total, and $632,500 in the event that the over-allotment option is exercised in full), payable to Maxim Group LLC.
(2)	The offering expenses are estimated at $425,812, and will be paid in part from a loan from the Manager.

On January 8, 2008, the Company entered into a Revolving Line of Credit (the Revolver) with the Manager in the aggregate amount of $300,000, at a rate of six (6.0%) percent interest per annum, $225,000 of which has already been drawn by us for the payment of offering expenses. The Revolver will be payable on the earlier of December 31, 2008 or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

Purchase Option

We have agreed to sell to Maxim Group LLC, for $100, an option to purchase up to a total of 550,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.60 per share (110.0% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $5.50 per unit, commencing one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option and the 550,000 units, the 550,000 shares of common stock and the 550,000 warrants underlying such units, and the 550,000 shares of common stock underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the FINRA Conduct Rules. Maxim Group LLC will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and “piggy back” registration rights for periods of five and seven years, respectively, from the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying units will not be adjusted for issuances of common stock at a price below the option exercise price.

The sale of the option will be accounted for as a cost attributable to the proposed offering. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale.

Lock-up Agreements

Our current officers, directors and principal shareholders have agreed, with limited exceptions, to a 12 month “lock-up” period with respect to all of their shares. After the 12 month period from the date of this prospectus, these shares may be sold in the public market, subject to compliance with Rule 144. At any time without notice, the underwriter may, in its sole discretion, release all or some of the securities subject to these lock-up agreements. The underwriter’s decision to waiver the lock-up restrictions may be based on market conditions, then-current stock price, the number of shares requested to be waived from the lock-up restrictions, the potential price impact of the release and other factors the selection of which are based on its sole discretion. The underwriter has no present intention to release such lock-ups early.

Notwithstanding the foregoing, if (a) during the last 17 days of the lock-up period we release earnings results or material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event.

Pricing of this Offering

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition and disposition of specialty metals;
•	prior offerings of those companies;
•	our prospects for acquiring and storing indium at attractive values;
•	our capital structure;
•	an assessment of our management and their experience in specialty metals;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe .PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Price Stabilization and Short Positions

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. The “Restricted Period” under Regulation M for this offering will have ended when (i) all of the Units have been sold, (ii) there are no more selling efforts, (iii) there is no more stabilization, and (iv) the over-allotment option has been exercised or has expired. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.
•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.
•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the American Stock Exchange or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have also agreed that upon successful completion of the offering in excess of $55 million, and for a period of 24 months from the offering, that it would grant the underwriter the right of first participation to act as lead underwriter or minimally as a co-manager with at least 30% of the economics; or in the case of a three-handed deal 20% of the economics, for any and all future public and private equity and debt offerings during such 24 month period by us, or any successor to or any subsidiary of ours.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that if no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the effective date of the registration statement, unless the National Association of Securities Dealer determines that such payment would not be deemed underwriters compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of units and the distribution of the prospectus outside the United States.

Italy.  This offering of the units has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no units may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the units of or distribution of copies of this prospectus or any other document relating to the units in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of the units is not a public offering in the Federal Republic of Germany. The units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the units in or out of the Federal Republic of Germany. The units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The units will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France.  The units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorit des Marchs Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Montaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the units offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas t ou ne sera pas soumis au visa de l’Autorit des Marchs Financiers et ne peut être diffus ou distribu au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformment aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Montaire et Financier et du dcret no. 98-880 du 1 octobre 1998, sous rserve qu’ils soient des investisseurs qualifis au sens du dcret susvis. Chaque investisseur doit dclarer par crit qu’il est un investisseur qualifi au sens du dcret susvis. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectue que conformment à la rglementation susmentionne.”

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.  In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than €500,000 (if more than 20 members) or otherwise €5 million) or an unincorporated association or partnership (with net assets of not less than €5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without the prior consent of Maxim Group LLC.

Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of units will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden.  Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Israel.  The units offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The units may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the units or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the units being offered. Any resale, directly or indirectly, to the public of the units offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Ellenoff Grossman & Schole, LLP, New York, New York. Lowenstein Sandler PC New York, New York, is acting as counsel for the underwriters in this offering. Ellenoff Grossman & Schole, LLP has previously represented Maxim Group LLC and expects to do so again in the future.

EXPERTS

The consolidated financial statements included in this Prospectus and in the Registration Statement have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of SMG Indium Resources Ltd.
(formerly Specialty Metals Group Indium Corp.)

We have audited the accompanying balance sheet of SMG Indium Resources Ltd. (formerly Specialty Metals Group Indium Corp.) (a developmental stage enterprise) (the “Company”) as of January 31, 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the period January 7, 2008 (inception) through January 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMG Indium Resources Ltd., (a development stage enterprise), as of January 31, 2008, and the results of its operations and its cash flows for the period January 7, 2008 (inception) through January 31, 2008 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue. Its business plan is dependent upon completion of an initial public offering. The Company’s cash and working capital as of January 31, 2008 are not sufficient to complete its planned activities for the upcoming year unless an offering is successfully launched. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Notes 1 and 2. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York
February 25, 2008, except for Note 4, which is as of April 14, 2008

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

BALANCE SHEET
January 31, 2008

ASSETS
Cash	$9,932
Deferred Offering Costs	75,000
Total Assets	$84,932
LIABILITIES AND STOCKHOLDERS’ EQUITY
Note Payable to Manager	$75,000
Accrued Expenses	1,106
Accrued Interest Payable – Manager	288
Total Liabilities	$76,394
Commitment and contingencies
Stockholders’ Equity:
Preferred Stock, $.001 par value;
1,000,000 shares authorized, 0 issued and outstanding	$—
Common Stock, $.001 par value,
50,000,000 shares authorized 90,000 issued and outstanding	90
Additional Paid-in Capital	9,910
Deficit Accumulated during the development stage	(1,462)
Total Stockholders’ Equity	8,538
Total Liabilities and Stockholders’ Equity	$84,932

The accompanying notes are an integral part of these financial statements.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

STATEMENT OF OPERATIONS
For the Period January 7, 2008 (Inception) Through January 31, 2008

Formation and operating costs	$1,174
Interest expense – Manager	288
Net loss	$(1,462)
Net loss per share common - basic and diluted	$(0.02)
Weighted average number of common shares outstanding - basic and diluted	90,000

The accompanying notes are an integral part of these financial statements.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period January 7, 2008 (Inception) Through January 31, 2008

				Deficit Accumulated During the Development Stage
	Common Stock		Additional Paid-In Capital		Total Stockholders’ Equity
	Shares	Amount
Proceeds from the sales of common stock to founding stockholders on January 7, 2008 at $.1111 per share	90,000	$90	$9,910	$—	$10,000
Net loss				(1,462)	(1,462)
Balances, January 31, 2008	90,000	$90	$9,910	$(1,462)	$8,538

The accompanying notes are an integral part of these financial statements.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

STATEMENT OF CASH FLOWS
For the Period January 7, 2008 (Inception) Through January 31, 2008

Cash flow from operating activities:
Net loss	$(1,462)
Accrued expenses	1,106
Accrued interest – Manager	288
Net cash used in operating activities	(68)
Cash flow from financing activities:
Proceeds from note payable – Manager	75,000
Deferred offering costs	(75,000)
Proceeds from issuance of common stock to founding stockholders	10,000
Net cash provided by financing activities	10,000
Net increase in cash	9,932
Cash, at beginning of period	—
Cash, at end of period	$9,932

The accompanying notes are an integral part of these financial statements.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Proposed Business Operations, Going Concern and Significant Accounting Policies

Organization and Proposed Business Operations

SMG Indium Resources Ltd. (formerly Specialty Metals Group Indium Corp.) (a development stage enterprise) (the “Company”) is a corporation established pursuant to the laws of Delaware on January 7, 2008. On April 2, 2008, the Company changed its name from Specialty Metals Group Indium Corp. to SMG Indium Resources Ltd. The Company’s sole business purpose is to purchase and stockpile indium, a specialty metal that is being increasingly used as a raw material in a wide variety of consumer electronics manufacturing applications. The Company’s business strategy is to achieve long-term appreciation in the value of its indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. The Company’s indium will be insured and physically stored in facilities located in the United States, Canada, and or the United Kingdom. While it is not the Company’s current intention to do so in the short term, at its discretion, the Company may subsequently lease, lend or sell some or its entire indium stockpile based on market conditions. The Company’s common shares will represent an indirect interest in the physical indium it will own.

In furtherance of the strategy of the Company, the Board of Directors will implement policies, including but not limited to: (i) utilizing at least 85% of the net proceeds of a proposed initial public offering (see Note 2) (or any future offering) in, or holding for future purchases of indium, (ii) having funds available to purchase indium pursuant to contracts and (iii) having indium available to satisfy delivery commitments to lease, lend or sell indium pursuant to contracts. Indium is an essential raw material for a number of consumer electronics applications. The primary commercial application of indium is in coatings for the flat panel display industry and in the Liquid Crystal Display industry on electronic devices like television sets, computers, cell phones and digital cameras. Indium is increasingly being used as a crucial raw material in the solar energy industry. Its main use is for high-efficiency photovoltaic cells in the form of thin-film photovoltaic. Other uses of Indium are in electrical components, alloys and solders.

From January 7, 2008 (inception) through January 31, 2008, the Company had not yet commenced any operations. All activity through January 31, 2008 relates to the Company’s formation and proposed public offering described in Note 2 below. The Company has no operating history and is therefore subject to all of the risks and uncertainties that are associated with starting a new business, including inherent uncertainties as to the viability of the business model. The Company has selected December 31 as its fiscal year-end.

Going Concern

The Company has $9,932 of cash as of January 31, 2008 and incurred a $1,462 loss in its initial operating period. The Company’s ability to commence operations and realize its business plan is dependent upon its ability to complete the proposed public offering which is discussed in Note 2. There is no assurance that the Company will complete the proposed public offering or that the completion of the proposed public offering will lead to the successful execution of the Company’s business plan. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company will incur substantial additional operating costs following the completion of the proposed public offering (if completed). Company management has established specific guidelines as to how the proceeds of the proposed public offering would be used. The Company would use 85% of such net proceeds to fund Indium purchases the remaining 15% of such net proceeds for general corporate and working capital purposes.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Proposed Business Operations, Going Concern and Significant Accounting Policies  – (continued)

If the Company has not, within 18 months after the closing of the offering, purchased indium in sufficient quantity to utilize at least 50% of the net proceeds (gross proceeds less underwriting discounts and commission, corporate finance expenses and offering expenses) of the offering that have been allocated for the purchase of indium or 42.5% of the total net proceeds, the Company’s Board of Directors will have the discretion to distribute such unused proceeds to the stockholders as a return of capital. Any such distributions will lower the amount of cash available to purchase additional indium which will, in turn, lower the net asset value of the Company’s supply of indium. This may have the effect of decreasing the Company’s stock price.

Further, after the proposed public offering, the Company expects annual operating costs to approximate $1,675,000 comprised of $125,000 for storing and holding the indium, $75,000 for insuring the indium, $150,000 for stockholder communications and relations; $1,025,000 for annual manager’s fee; $150,000 for directors and officers liability insurance premiums; and $150,000 for other/administrative expenses including legal, accounting and director fees. As with the indium purchases, the Company expects to pay for these expenses and asset purchases from the offering proceeds. The Company is not certain that its business model will be viable or that it can sustain revenue growth or be profitable. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern should the offering not be successful. The financial statements do not include any adjustments that might result from the Company’s inability to consummate the offering or its ability to continue as a going concern.

Income Taxes

The Company follows Statement of Financial Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109) and FASB Interpretation No. 48, ”Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN No. 48”). Under SFAS No. 109, the Company establishes financial accounting assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such amounts were not material during the initial period ending January 31, 2008.

FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN No. 48, the impact of an uncertain income tax position(s) on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Such amounts required to be recorded under Fin 48 were not material during the initial period ending January 31, 2008.

Start-Up Costs

The Company follows the guidance of Statement of Position (“SOP”), “Reporting on the Costs of Start-Up Activities”. This SOP provides guidance on the financial reporting of start-up costs and organizational costs. It requires the costs of start-up activities and organizational costs to be expensed as incurred.

Inventory or “Stockpile” of the Metal Indium

The Company’s inventory or “stockpile” of the metal indium will be recorded at cost on the date the Company takes delivery of the physical metal. The entire stockpile of the physical metal indium will then be adjusted to fair market value, based upon the closing spot price as posted by Metal Bulletin on Bloomberg L.P., a real-time financial information services data platform, on the last day of the accounting period. The difference between cost and fair value will be reflected as unrealized appreciation (depreciation) of inventory

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Proposed Business Operations, Going Concern and Significant Accounting Policies  – (continued)

and included in operations of the Company for financial reporting purposes only and will be recognizable for income tax purposes when fully realized. Realized gains (losses) from transactions will be determined for income tax and for financial reporting purposes on the specific identification method.

The Company envisions that our stockpile of indium may be used from time to time for “direct sales, leasing, or lending” transactions. Under a “direct sale” transaction the Company would record income or loss based on the difference between the proceeds received from the sale of indium and the indium carrying value. We may also elect to enter into a leasing transaction, which for accounting purposes will be known as an indium usage and exchange transaction. In an indium usage and exchange transaction, we would deliver to a counterparty a specified tonnage and purity of indium to such counterparty for its unrestricted use during a fixed contractual period of time. The counterparty in this type of transaction would enjoy the benefits of having the unrestricted use and would bear the risk of loss of the specified indium. In exchange, the counterparty would be obligated to pay us an inventory usage fee, payable in cash, during the term of the agreement. They would also have an unconditional obligation to return an identical tonnage and purity of indium to us at the expiration of the contractual usage period. These types of contracts would provide the counterparty with substantial disincentives for the non-performance of the unconditional return obligation as a means to assure our future supply of indium. We would account for these types of transactions at the inception of the contract by removing the indium delivered to the counterparty from our inventory records and recording a receivable for the fair value of the specified indium that would be due back to us at the expiration of the contract. We would record any unrealized losses with respect to the specified indium as such losses are incurred during the contractual usage period, and defer the recognition of gains (if any) until the expiration of the contract. In accordance with SAB 104, we would record usage fees payable to us during the term of the agreement as income as such fees are earned.

In indium lending transactions, we would exchange a specified tonnage and purity of indium for cash. Title and the risks and rewards of such indium ownership would pass to the purchaser/counterparty in the lending transaction. We would simultaneously enter into an agreement with such counterparty in which we would unconditionally commit to purchase and the counterparty would unconditionally commit to sell a specified tonnage and purity of indium that would be delivered to us at a fixed price and at a fixed future date in exchange for cash (the “Unconditional Purchase and Sale Agreement”). The Unconditional Purchase and Sale Agreement would also contain terms providing the counterparty with substantial disincentives for non-performance of the sale transaction as a means to assure our future supply of indium. We anticipate recognizing revenues on purchases and sales of indium under these arrangements in accordance APB 29 “Non-Monetary Transactions” and EITF Issue No. 04-13 “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” Accordingly we will disclose unconditional purchase obligations under these arrangements in accordance with SFAS 47 “Disclosure of Long Term Obligations” and, if applicable, accrue net losses on such unconditional purchase obligations in accordance with ARB 43.

Employee Share Based Payment Arrangements

The Company accounts for employee share based payment arrangements in accordance with the provision of SFAS 123R, “Share-Based Payments” (“SFAS 123R”). This statement is a revision of SFAS 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations. As the Company only recently adopted an equity incentive plan but has not yet issued any employee share-based payments there is currently no compensation for the periods.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Proposed Business Operations, Going Concern and Significant Accounting Policies  – (continued)

Basic and Diluted Loss per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 requires presentation of both basic and diluted earnings/(loss) per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury stock method and convertible debt using the if-converted method. If anti-dilutive, the effect of outstanding warrants and options is ignored. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock option or warrants. For the period ended January 31, 2008, basic and diluted EPS loss per share are based upon 90,000 common shares outstanding.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for the issuance of common stock purchase warrants and other free standing derivative financial instruments in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

The Company currently has no outstanding free standing derivatives. Notwithstanding, the Company, as a matter of policy, will evaluate any common stock purchase warrants or other free standing derivatives at each reporting date to assess their proper classification using the applicable classification criteria enumerated in EITF 00-19.

A portion of the Company’s planned purchasing and stockpiling policy, whereby it enters into contracts for the future purchase of Indium, may expose the Company to fluctuations in the fair value of these contracts due to changes in the spot price as posted by Metal Bulletin on Bloomberg L.P., a real-time financial information services data platform. Therefore, in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the change in fair value of these contracts will be currently recorded into earnings. During the Company’s initial period ended January 31, 2008, the Company had not yet entered into any of these contracts.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Proposed Business Operations, Going Concern and Significant Accounting Policies  – (continued)

definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Company adopted the provisions of SFAS No. 157 at the date of the Company’s inception. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position, results of operations or cash flows, however, this pronouncement may have an effect in the future.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Misstatements in Current Year Financial Statements (”SAB 108”). SAB 108 provides guidance on how the effects of the carry over or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (i) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (ii) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). Accordingly, reliance on either method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the cause of the error and that error had been deemed to be immaterial in the past. The adoption of this pronouncement did not have any material effects on the Company’s consolidated financial position, results of operation, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, “(SFAS No. 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The adoption of this pronouncement did not have any material effects on the Company’s consolidated financial position, results of operation, or cash flows, however, this pronouncement may have an effect in the future.

In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 addresses share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified non-vested shares, (b) dividend equivalents on equity-classified non-vested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under SFAS 123R and result in an income tax deduction for the employer. A realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings are paid to employees for equity-classified non-vested shares, non-vested equity share units, and outstanding equity share options should be recognized as an increase in additional paid in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payments. The Company does not expect that the adoption of this pronouncement had a material impact on its financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Proposed Public Offering

The proposed public offering calls for the Company to offer for public sale up to 11,000,000 units at a proposed offering price of $5.00 per unit (plus up to 1,650,000 units to cover over-allotments, if any). Each unit consists of one share of the Company’s common stock and one redeemable common stock purchase warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 per share commencing six months following the offering and will expire three years from the effective date of the proposed offering. The Company may redeem the warrants at a price of $.01 per warrant at any time after the warrants become exercisable, upon providing at least 30 days advance written notice of redemption and if, and only if, the last sales price of the Company’s common stock equals or exceeds $9.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption. In addition, the Company may not redeem the Warrants unless the warrants comprising the units sold in the proposed offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption.

If the foregoing conditions are satisfied and the Company calls the warrants for redemption, each warrant holder shall then be entitled to exercise their warrants prior to the date scheduled for redemption. The redemption provisions for the Company’s warrants have been established at a price which is intended to avail to the warrant holders a premium in the market price as compared to the initial exercise price. There can be no assurance, however, that the price of the common stock will exceed either the redemption price of $9.00 or the warrant exercise price of $6.00 after the Company calls the warrants for redemption.

The Company will pay the underwriters in the proposed offering an underwriting discount of five percent of the gross proceeds of the proposed offering and a non accountable expense allowance of one percent of the gross proceeds of the proposed offering. The Company will also issue a unit purchase option, for $100, only upon the consummation of the proposed offering, to allow the underwriter to purchase an additional 550,000 units at an exercise price of 110% of the price per unit in the proposed offering. The Company intends to account for the fair value of this purchase option, net of the receipt of the $100 cash payment, as an expense of the proposed public offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this option is approximately $1,350,718 ($2.46 per unit) using the Black Scholes option pricing model. The fair value of the UPO granted to the underwriter is estimated as of the date of grant using the following assumptions: (i) expected volatility of 57.48%; (ii) risk free interest rate of 2.82%; and (iii) a contractual exercise term of five years. The volatility rate was based upon the five year average volatility of ten small-cap mining stocks traded on U.S. exchanges between February 19, 2003 and February 19, 2008. The assumed discount rate was computed by taking the average Treasury bill rate for the contractual exercise term of the option.

Note 3 — Deferred Offering Costs

Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are directly related to the proposed offering and that will be charged to stockholders’ equity upon the receipt of the capital raised. In the event that the proposed offering is not consummated, the deferred offering costs will be charged against operations.

Note 4 — Related Party Transaction

Some of the Company’s executives are also members of the limited liability company Specialty Metals Group Advisors, LLC (the “SMG Advisors”). Prior to the consummation of the offering, the Company will enter into a management services agreement with SMG Advisors (the “Manager”) to engage them to perform certain services on behalf of the Company. To date the Manager has been an inactive entity. The Manager is also considered to be a variable interest entity with its members being the primary obligors. Pursuant to the

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transaction  – (continued)

management agreement, the Manager will be responsible for: (i) the purchase and sale of indium, (ii) submission of written reports detailing the delivery and payment particulars regarding each purchase and sale to the Company’s Board of Directors, (iii) arrange for the storage of indium and prepare a report on the net asset value of the Company’s common stock, (iv) prepare regulatory filing materials, reports to the Company’s stockholders and other reports to its Board of Directors and (v) generally manage the Company’s business and affairs.

The management agreement shall have an initial term of five years with options to renew the agreement on terms mutually acceptable to each party and may be terminated by either party upon 90 days prior written notice. The Company shall be responsible for paying all costs and expenses incurred in connection with the business, except those expressly assumed by the Manager. The Company shall pay the Manager a fee equal to 2% per annum of its net asset value. The members of SMG Advisors, and the positions they hold in the Company, are as follows: Ailon Z. Grushkin, President; Richard A. Biele, Chief Operating Officer; and Alan Benjamin, Chairman and Chief Executive Officer. SMG Advisors is managed by Ailon Z. Grushkin.

The Company and the Manager have agreed that the manager may purchase up to $500,000 worth of indium prior to the completion of this offering. In the event that the public offering is completed, the Manager will agree to sell to the Company at the Company’s option any indium so purchased at the same price as the Manager paid for such indium.

On January 7, 2008, the Company agreed to reimburse its Chief Operating Officer Richard Biele or his affiliates commencing upon the successful completion of the offering for office, secretarial and related office expenses as follows: (1) $1,200 per month for rent; (2) reimbursement for up to 20% of his secretary’s salary and healthcare benefits; and (3) office expenses directly related to the Company’s operations. The Company will continue to reimburse its Chief Operating Officer or his affiliates for rent and other office-related expenses as set forth above. As of January 31, 2008, there were no expenses incurred in connection with this agreement to be accrued in the accompanying financial statements.

On January 8, 2008, the Company entered into a revolving line of credit with the Manager in the aggregate amount of $300,000. The line of credit will be used to fund the deferred offering costs to be incurred by the Company in connection with the proposed offering. To date, the Company has borrowed $225,000 under the line of credit. Borrowings under the line are unsecured and bear interest at the rate of six percent per annum. As of the balance sheet date, 23 days have been accrued there under and the Company has recorded a charge to operations of $288 in connection therewith. The loan will be payable on the earlier of December 31, 2008 or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

Subsequent to January 31, 2008, the Company borrowed an additional $70,000 on February 16, 2008 and $80,000 on March 3, 2008 under the line of credit.

Note 5 — Commitments and Contingency

On behalf of the Company, the Manager will begin making purchases of indium upon consummation of the offering. If the Manager has not, within 18 months after the closing of the offering, purchased indium in sufficient quantity to utilize at least 50% of the proceeds of the offering that have been allocated for the purchase of indium, the Company’s Board of Directors will have the discretion to distribute such unused proceeds to its stockholders as a return of capital. Any such distributions will lower the amount of cash available to purchase additional indium which will, in turn, lower the net asset value of the Company’s supply of indium. This may have the effect of decreasing the Company’s stock price.

The Company entered into an annual employment arrangement with Richard T. Morena, the Company’s Chief Financial Officer that will provide for an annual base salary of $30,000 to be paid in quarterly installments of $7,500. As noted above, Mr. Morena has also been awarded a stock option to purchase 30,000 shares

SMG INDIUM RESOURCES LTD.
(formerly Specialty Metals Group Indium Corp.)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments and Contingency  – (continued)

of the Company’s common stock at an exercise price equal to $4.50 per share of common stock, exercisable subject to the completion of the offering, for a period of five years. Additionally, Mr. Morena will receive an award of 30,000 options annually thereafter on terms to be established by the board of directors and compensation committee of the board of directors.

In connection with the commencement of the Company’s initial public offering, the Company’s Board of Directors adopted and the Company’s stockholders approved the 2008 Equity Incentive Plan (the “Plan”) in its entirety in January 2008. Under the Plan, the Company may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. A maximum of 330,000 shares of common stock has been reserved for issuance under this plan. Since inception, the Company has agreed to grant 5,000 options to purchase common stock to each of the Company’s two independent directors and 30,000 options to the Company’s Chief Financial Officer. Exercise of these options is contingent upon the successful completion of the initial public offering. The options will be exercisable at $4.50 per share, subsequent to the completion of the offering for a period of five years. The Company estimates that the fair value of the 10,000 director’s options will be approximately $27,144 and Mr. Morena’s 30,000 options will be approximately $61,000 using the Black-Scholes option pricing model, assuming the successful completion of the offering at the proposed offering price of $5.00 per share. The fair value of these options granted to the directors and officers is estimated as of the date of grant using the following assumptions: (i) expected volatility of 57.48%; (ii) risk free interest rate of 2.82%; and (iii) an expected life of 5 years for the director’s (contractual life) and 2.5 years for Mr. Morena’s options using Staff Accounting Bulletin No. 110 method. The volatility rate was based upon the five year (2.5 years for Mr. Morena’s options) average volatility of ten small-cap mining stocks traded on U.S. exchanges between February 19, 2003 and February 19, 2008. The assumed discount rate was computed by taking the Treasury bill rate for 5 years (2.5 years for Mr. Morena’s options). The valuation of these options is an estimate and at the time the public offering is consummated the options will be valued again and the value may change.

Note 6 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At January 31, 2008, there were no outstanding preferred shares.

Until [ • ] 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$

SMG Indium
Resources Ltd.

11,000,000 Units

PROSPECTUS

Maxim Group LLC
Sole Bookrunner

______ __, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee, the American Stock Exchange listing fee and the FINRA filing fee:

SEC registration fee	$5,731
AMEX listing fee	70,000
FINRA filing fee	15,081
Accounting fees and expense	100,000
Printing and engraving expenses	50,000
Legal fees and expenses	135,000
Transfer Agent and Registrar fees	10,000
Miscellaneous	40,000
Total	$425,812

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of SMG Indium Resources Ltd. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and
•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

Pursuant to the indemnification agreements, the Company agrees to hold harmless and indemnify its directors and executive officers to the fullest extent authorized or permitted by the provisions of the Company’s amended and restated certificate of incorporation, amended and restated by-laws and the DGCL, including for any amounts that such director or officer becomes obligated to pay because of any claim to which such director or officer is made or threatened to be made a party, witness or participant, by reason of such director’s or officer’s service as a director, officer, employee or other agent of the Company.

There are certain exceptions from the Company’s obligation to indemnify its directors and executive officers pursuant to the indemnification agreements, including for “short-swing” profit claims under Section 16(b) of the Securities Exchange Act of 1934, losses that are as a result of conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or that constituted a breach of the duty of loyalty to the Company or resulted in any improper personal profit or advantage, where payment is actually made to a director or officer under an insurance policy, indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement, for indemnification which is not lawful, or in connection with any proceeding initiated by such director or officer, or any proceeding against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL, or (iv) the proceeding is initiated to enforce a claim for indemnification pursuant to the indemnification agreement.

All agreements and obligations of the Company contained in the indemnification agreements shall continue during the period when the director or officer who is a party to an indemnification agreement is a director, officer, employee or other agent of the Company (or is or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director or officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of SMG Indium Resources Ltd., our directors and officers who sign the registration statement and persons who control SMG Indium Resources Ltd. under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

Name of Beneficial Owners	Number of Shares
Specialty Metals Group Advisors LLC(1)	90,000

(1)	Mr. Benjamin, our Chairman and Chief Executive Officer, Mr. Grushkin, our President, and Mr. Biele, our Chief Operating Officer may be deemed to beneficially own the shares owned by SMG Indium Resources Ltd. by virtue of their respective ownership and control of Specialty Metals Group Advisors LLC.

Item 16. Exhibits and Financial Statement Schedules.

(a)	(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Certificate of Incorporation*
3.2	Certificate of Amendment to the Certificate of Incorporation
3.3	Bylaws*
4.1	Specimen Unit Certificate**
4.2	Specimen Common Stock Certificate**
4.3	Specimen Warrant Certificate**
4.4	Form of Warrant Agreement*
4.5	Form of Unit Option Purchase Agreement**
4.6	2008 Long-Term Incentive Compensation Plan*
5.1	Opinion of Ellenoff Grossman & Schole LLP**
10.1	Management Services Agreement**
10.2	Form of Lease Agreement**
14.1	Corporate Code of Conduct and Ethics*
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)**
24	Power of Attorney (included on the signature page of this Registration Statement)

*	Previously filed.
**	To be filed by amendment.

Item 17. Undertakings.

(a) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of April, 2008.

SMG INDIUM RESOURCES LTD.

By: /s/ Alan Benjamin

Name: Alan Benjamin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Alan Benjamin Alan Benjamin	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2008
/s/ Richard T. Morena Richard T. Morena	Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2008
/s/ Ailon Z. Grushkin Ailon Z. Grushkin	President and Director	April 21, 2008
/s/ Richard A. Biele Richard A. Biele	Chief Operating Officer and Director	April 21, 2008
/s/ P.J. Richardson P.J. Richardson	Director	April 21, 2008
/s/ Fred Arena Fred Arena	Director	April 21, 2008
/s/ Mark S. Neuhof Mark S. Neuhof	Director	April 21, 2008

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Certificate of Incorporation*
3.2	Certificate of Amendment to the Certificate of Incorporation
3.3	Bylaws*
4.1	Specimen Unit Certificate**
4.2	Specimen Common Stock Certificate**
4.3	Specimen Warrant Certificate**
4.4	Form of Warrant Agreement*
4.5	Form of Unit Option Purchase Agreement**
4.6	2008 Long-Term Incentive Compensation Plan*
5.1	Opinion of Ellenoff Grossman & Schole LLP**
10.1	Management Services Agreement**
10.2	Form of Lease Agreement**
14.1	Corporate Code of Conduct and Ethics*
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)**
24	Power of Attorney (included on the signature page of this Registration Statement)

*	Previously filed.
**	To be filed by amendment.